Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 15, 2020

among

MFRESIDENTIAL ASSETS HOLDING CORP.,

as Borrower,

MFA FINANCIAL, INC.,

as Parent,

THE LENDERS PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

i

SCHEDULE 1.01	Subsidiary Guarantors
SCHEDULE 2.01	Commitments
SCHEDULE 3.05	Financial Statements; Financial Condition
SCHEDULE 3.06	Litigation
SCHEDULE 3.09	Certain Tax Matters
SCHEDULE 3.14	Subsidiaries
SCHEDULE 3.17	Insurance
SCHEDULE 6.01	Liens
SCHEDULE 6.05	Investments

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Assignment and Acceptance

EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Guaranty
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Intercompany Subordination Agreement
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Payment Election Notice
EXHIBIT J	Form of Pledge Agreement
EXHIBIT K	Form of Solvency Certificate
EXHIBIT L	Form of Waiver
EXHIBIT M	Repo Indebtedness Purchase Letter

CREDIT AGREEMENT dated as of June 15, 2020 (the “Effective Date”), among MFRESIDENTIAL ASSETS HOLDING CORP. (the “Borrower”), MFA FINANCIAL, INC. (“Parent”), the Lenders (such term and each other capitalized terms used but not defined in this introductory statement and the Recitals having the meaning given it in Article 1), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrower has requested that the Lenders establish a senior secured term loan credit facility in an aggregate initial stated principal amount of $500,000,000.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01        Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2042 Notes” shall mean Parent’s 8.00% Senior Notes due 2042 issued pursuant to a base indenture as supplemented by a first supplemental indenture thereto, each dated as of April 11, 2012, between Parent and Wilmington Trust, National Association, as trustee.

“Additional Pledge Documents” shall have the meaning assigned to such term in Section 5.12.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. No Agent, Lender or other Secured Creditors shall be deemed an “Affiliate” of the Credit Parties or their Subsidiaries for purposes of Section 6.06.

“Agent Fee Letter” means the agent fee letter dated as of the Effective Date between the Borrower and Wilmington Trust, National Association.

“Agents” shall have the meaning assigned to such term in Article 8.

“Agreement” shall mean this Credit Agreement.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.23(a).

“Anti-Money Laundering Laws” means the applicable anti-money laundering statutes or jurisdictions where any of the Credit Parties conducts business and the rules and regulations thereunder, issued, administered or enforced by any Governmental Authority, including without limitation the USA PATRIOT Act and the Bank Secrecy Act.

“Applicable Rate” shall mean, as of any time, a rate per annum equal to:

(a)               at all times on and after the Closing Date and prior to the third anniversary of the Closing Date, 11.00%,

(b)               at any time on and after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, 12.00%,

(c)               at any time on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, 13.00% and

(d)               for any time on or after the fifth anniversary of the Closing Date, 14.00%.

“Asset Level Borrower” means, collectively, the borrower or borrowers under the Asset Level Term Loan, each of which must (a) be a direct Wholly Owned Subsidiary of the Borrower or a Subsidiary Guarantor (unless any such Asset Level Borrower (x) is Wholly Owned by another Asset Level Borrower, (y) is a REO Subsidiary and the equity of such REO Subsidiary is required to be pledged to secure the Asset Level Term Loan, or (z) is a Repo Subsidiary) and (b) have 100% of its Equity Interests pledged as Pledged Collateral under the Pledge Agreement (unless any such Asset Level Borrower is (x) Wholly Owned by another Asset Level Borrower and 100% of such owning Asset Level Borrower’s Equity Interests are pledged as Pledged Collateral under the Pledge Agreement, (y) is a REO Subsidiary and the equity of such REO Subsidiary is required to be pledged to secure the Asset Level Term Loan or (z) is a Repo Subsidiary).

“Asset Level Term Loan” shall mean the term loan financing facility to the Asset Level Borrower in an initial aggregate principal amount of up to $1.65 billion in the aggregate on the terms, and subject solely to the conditions, set forth in the Asset Level Term Loan Commitment Letter and otherwise on terms reasonably acceptable to the Administrative Agent (or the Required Lenders).

“Asset Level Term Loan Commitment Letter” shall mean the commitment letter agreement, dated June 15, 2020, from Barclays Bank PLC and AUSA in favor of Parent, as in effect on the Effective Date.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“AUSA” shall mean Athene USA Corporation.

“Authorized Officer” shall mean the chief executive officer, president, any vice-president, chairman, vice chairman, secretary, any assistant secretary, treasurer, any assistant treasurer, chief operating officer or chief financial officer of the Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing Request” shall mean a request by the Borrower for the advance of the Loans pursuant to Section 2.01 in accordance with Section 2.03.

“Business Day” shall mean any day other than a Saturday, Sunday, any other day on which banks in New York City are authorized or required by law to close or any other day on which either the New York Stock Exchange or the Federal Reserve Bank of New York is closed.

“Capital Expenditures” shall mean, subject to Section 1.02, with respect to any Person, all expenditures (without duplication) by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, subject to Section 1.02, with respect to any Person, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from either S&P or Moody’s, (c) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a combined capital and surplus of at least $1,000,000,000 with maturities of not more than one (1) year from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States, and at the time of acquisition, rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one (1) year after the date of acquisition by such Person, and (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above. To the extent that, upon the maturity of any instrument referred to in this definition, such instrument would no longer constitute a “Cash Equivalent” due to a change in ratings of the issuer of such instrument, such instrument shall no longer constitute a Cash Equivalent except to the extent reinvested in an instrument that would otherwise qualify as a Cash Equivalent at such time.

“Cash Interest” shall have the meaning assigned to such term in Section 2.06.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Certificated Securities” shall have the meaning assigned to such term in the Pledge Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or the NAIC after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, except to the extent any items in clauses (x) or (y) are in effect as of the Closing Date.

“Change of Control” shall mean the occurrence of any of the following or the entering into of any agreement to consummate any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) shall have obtained the power (whether or not exercised) to elect a majority of the board of directors (or equivalent governing body) of Parent, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of 40% or more on a fully diluted basis of the voting interests or economic interests in Parent’s Equity Interests, (c) within any twelve (12) month period, the board of directors (or equivalent governing body) of Parent shall cease to consist of a majority of Continuing Directors, (d) a “change of control” or similar event howsoever defined shall occur as provided in the Existing Preferred Stock (or any refinancing, renewal or replacement thereof) or any Indebtedness of Parent or any Subsidiary with an aggregate principal amount of at least $50,000,000 (or the documentation governing the same) and such “change of control” or similar event shall not be waived in writing by the holders of such Existing Preferred Stock or Indebtedness, (e) Parent shall cease to directly own Equity Interests representing 100% the issued and outstanding Equity Interests of the Borrower, (f) Parent, Borrower, any Subsidiary or any direct or indirect parent of the foregoing shall enter into an agreement for the management of any assets (other than customary maintenance, administration and servicing, rental and similar contracts with respect to REO Assets and Residential Mortgage Loans) of Parent or any of its Subsidiaries other than any agreement entered with Parent, the Borrower or any Wholly Owned Subsidiary of the Borrower, or (g) Parent and its Subsidiaries shall sell, lease or otherwise dispose of all or substantially all of the assets of Parent, Borrower and the Subsidiaries, taken as a whole (including the issuance of Equity Interests of any Subsidiary of Parent (other than an issuance to the Borrower or any Wholly Owned Subsidiary of the Borrower)).

“Change of Control Offer” shall have the meaning assigned to such term in Section 2.12(a).

“Change of Control Payment” shall have the meaning assigned to such term in Section 2.12(a).

“Change of Control Payment Date” shall have the meaning assigned to such term in Section 2.12(a)(ii).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Charter” shall mean the Amended and Restated Articles of Incorporation (except as otherwise expressly provided herein as it may be amended, amended and restated or otherwise modified from time to time) of Parent.

“Claims” shall have the meaning assigned to such term in the definition of “Environmental Claims”.

“Closing Date” shall mean the date on which the conditions specified in Section 4.01 and 4.02 are satisfied (or waived in accordance with Section 9.08) and the funding of the Loans to be made pursuant to Section 2.01 hereunder has occurred.

“Closing Date Subsidiary Guarantors” shall have the meaning assigned to such term in the definition of “Subsidiary Guarantors”.

“Closing Date Warrants” shall mean those certain warrants for up to 7.5% of the outstanding Common Stock of Parent issued by Parent pursuant to and as defined in the Investment Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests or liens have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01 on the Closing Date, as such commitment may be (a) reduced or terminated from time to time and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Termination Date” shall have the meaning assigned to Section 4.02.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Connection Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent or any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent, Collateral Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent, Collateral Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing, having the economic effect of guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or any property constituting direct or indirect security therefor or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, solvency or other financial statement condition of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business, (ii) Repurchase Obligations or (iii) any customary carve-out or “bad-boy” matters for which such Person acts as a guarantor or indemnitor, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless and until, in the case of the foregoing subclauses (ii) and (iii), a claim for payment or performance has been made in respect thereof (which has not been satisfied). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean, with respect to any Person, the directors (or equivalent governing body) of such Person on the Closing Date and each other director (or equivalent Person) if such director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of such Person is recommended or approved, or such director was nominated or otherwise approved, by a majority of the then Continuing Directors.

“Convertible Debt Security” means debt securities of the Parent (including the Convertible Senior Notes) (i) issued pursuant to a transaction registered with the SEC, or exempt therefrom in reliance on Rule 144A, the terms of which provide for conversion into, or exchange for, common stock (other than Disqualified Equity Interests) of the Parent and cash in lieu of fractional shares of such common stock and (ii) any Permitted Refinancing of a Convertible Debt Security described in the immediately preceding clause (i).

“Convertible Senior Notes” shall mean Parent’s 6.25% Convertible Senior Notes due 2024 issued pursuant to a base indenture as supplemented by a supplemental indenture thereto, each dated as of June 3, 2019, between Parent and Wilmington Trust, National Association, as trustee.

“Credit Documents” shall mean this Agreement, the Guaranty, the Pledge Agreement, the Intercompany Subordination Agreement, the Agent Fee Letter and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Party” shall mean each of Parent, the Borrower and each Subsidiary Guarantor.

“Debt to Value Ratio” shall mean, as of any date of determination, the ratio of Total Indebtedness of the Borrower and the Subsidiaries to the Total Assets of the Borrower and the Subsidiaries.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect the parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect the parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Equity Interests” shall mean any Equity Interests (other than any Existing Preferred Stock) of any Person so long as the terms of any such Equity Interests (or the terms of any security into which it is convertible or for which it is exchangeable) (a) contains any maturity, mandatory put, redemption, repayment, sinking fund or other similar provision (except as a result of a change of control or asset sale or casualty or condemnation event) so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent indemnification obligations and other contingent obligations that are not then due and payable) that are accrued and payable and the termination or expiration of the Commitments, (b) requires the payment of cash dividends or distributions that would otherwise be prohibited by the terms of this Agreement or (c) provides that such Equity Interests are or will become convertible into or exchangeable for Indebtedness or any other Equity Interests (other than Qualified Equity Interests), in each case of (a), (b) and (c) before the date that is ninety-one (91) days after the Maturity Date.

“Disqualified Lender” shall mean any competitor of Parent or its Subsidiaries that is a U.S. residential mortgage REIT with shares traded on a national securities exchange (other than Parent or any successor entity thereof) and any Affiliate of such Person that is clearly identifiable solely on the basis of similarity of their names or that has been specified in writing to the Administrative Agent by the Borrower from time to time.

“Dividend” shall have the meaning assigned to such term in the definition of “Restricted Payment”.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Economic Book Value” shall mean, as publicly reported by Parent in its financial results for each fiscal quarter, the consolidated total stockholders’ equity of Parent as determined in accordance with GAAP less the aggregate liquidation preference of any outstanding Preferred Equity of Parent less the difference (which may be a positive or negative number) between the (i) the aggregate value of Residential Mortgage Loans recorded at carrying value on the consolidated balance sheet of Parent (the “Carrying Value Mortgage Loans”) and (ii) the aggregate fair value of the Carrying Value Mortgage Loans.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender and (d) any other Person (other than a natural person) approved by the Administrative Agent; and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and, in the case of the Borrower, any such approval shall be deemed to have been given at the time the Borrower’s consent is deemed to be given pursuant to Section 9.04(b)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Parent or any of Parent’s Subsidiaries or Affiliates, (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) or (z) any Disqualified Lender.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, claims, liens, notices of actual or potential noncompliance, violation or liability, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of, or exposure to, Hazardous Materials.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, including any judicial or administrative order, consent decree or judgment, relating to the environment, natural resources, human health and safety (as such matters relate to exposure to Hazardous Materials) or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that, other than for purposes of clause (b) of the definition of “Change of Control”, “Equity Interests” shall not include any Convertible Debt Securities unless and until any of the foregoing is converted into, or is exchanged or exercised for, any Equity Interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party or any other Subsidiary of the Borrower, is treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event, (b) with respect to any Plan or Multiemployer Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, (d) the filing of a notice to terminate any Plan, (e) a determination that any Plan is in “at-risk status” or any Multiemployer Plan is in “endangered status” or “critical status” (as each is defined in Section 303 and 305 of ERISA, respectively), (f) the incurrence by any Credit Party, any other Subsidiary of the Borrower or any ERISA Affiliate of any liability (x) under Title IV of ERISA with respect to the termination of any Plan or (y) in connection with the withdrawal or partial withdrawal from any Multiemployer Plan, (g) proceedings have been instituted to terminate or appoint a trustee to administer any Plan, (h) the receipt by any Credit Party, any other Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party, any other Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or (i) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any other Subsidiary of the Borrower is a “disqualified person” (each within the meaning of Section 4975 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Pledges” shall mean any pledge of Equity Interests (a) for which the pledge of such Equity Interests is prohibited by applicable law or any contractual obligations not otherwise prohibited hereunder or that would require the consent, approval, license or authorization of any Governmental Authority or third party (unless such consent, approval, license or authorization has been received; provided that no Credit Party shall be required to seek such consent), (b) any Specified Subsidiary, (c) of a captive insurance entity, (d) any REO Subsidiary (i) if the Equity Interests of such REO Subsidiary are required to be pledged to secure the Asset Level Term Loan or the related Permitted Funding Indebtedness or (ii) in the case of Diplomat Property Manager, LLC and Spartan Property Manager, LLC, during the first 180 days after the Closing Date and (e) any Repo Subsidiary. The pledge of the Equity Interests of the Asset Level Borrower shall not be an Excluded Pledge unless such Asset Level Borrower is also (a) a REO Subsidiary (i) whose Equity Interests are required to be pledged to secure the Asset Level Term Loan or the related Permitted Funding Indebtedness or (ii) in the case of Diplomat Property Manager, LLC and Spartan Property Manager, LLC, during the first 180 days after the Closing Date or (b) a Wholly Owned Subsidiary of another Asset Level Borrower that is not a REO Subsidiary whose Equity Interests are required to be pledged to secure the Asset Level Term Loan or the related Permitted Funding Indebtedness.

“Excluded Subsidiary” shall mean each (a) Securitization Entity, (b) Repo Debt Entity, (c) Immaterial Subsidiary, (d) captive insurance Subsidiary, (e) Subsidiary that is prohibited by applicable law from guaranteeing the Obligations or that would require the consent, approval, license or authorization of any Governmental Authority or third party to guarantee the Obligations (unless such consent, approval, license or authorization has been received; provided that no Credit Party shall be required to seek such consent), (f) non-wholly owned Subsidiary,  (g) any REO Subsidiary (i) if the Equity Interests of such REO Subsidiary are required to be pledged to secure the Asset Level Term Loan or the related Permitted Funding Indebtedness or (ii) if such REO Subsidiary is Diplomat Property Manager, LLC or Spartan Property Manager, LLC, during the first 180 days after the Closing Date and (h) any Repo Subsidiary; provided that a Securitization Entity or Repo Debt Entity shall not be an Excluded Subsidiary if the Permitted Funding Indebtedness incurred by such Securitization Entity or such Repo Debt Entity is guaranteed, by any Credit Party (excluding any guaranty that is solely any of the following (i) a “carve-out” or “bad-boy” guaranty and the related Securitization Issuer or Repo Debt Entity is intended to be bankruptcy remote from the Credit Parties or (ii) any guarantee that is limited to a guarantee of the performance of obligations incurred in connection with the related Permitted Funding Indebtedness, such as the performance of Repurchase Obligations and is not a guaranty of the related Permitted Funding Indebtedness).

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender under applicable law in effect at the time such Lender acquires any interest in a Loan or a Commitment or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of acquisition of such interest in a Loan or Commitment, designation of a new lending office or assignment, to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17(b), (c) any Tax attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Existing Preferred Stock” shall mean Parent’s outstanding 7.50% Series B Cumulative Redeemable Preferred Stock and 6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock as classified and designated by the articles supplementary to Parent’s Charter in effect as of the Effective Date.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer that is not an Affiliate of the seller, and a willing seller, would reasonably be expected to agree to purchase and sell such asset, as determined in good faith by the Borrower or the Subsidiary selling such asset, whose determination will be conclusive for all purposes under the Credit Documents, absent manifest error.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Forbearance Security and Collateral Agency Agreement” means that certain Security and Collateral Agency Agreement, dated as of April 10, 2020, by and among Parent and certain of its affiliates, jointly and severally, Wilmington Trust, National Association, as agent for the repurchase agreement financing counterparties named therein (the “Participating Counterparties”), and the Participating Counterparties.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Official” shall have the meaning assigned to such term in Section 3.23(a).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantors” shall mean Parent and each Subsidiary Guarantor.

“Guaranty” shall mean the Guaranty dated as of the Closing Date made by Guarantors from time to time party thereto in favor of the Administrative Agent for the benefit of the Secured Creditors, substantially in the form of Exhibit E.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos, asbestos-containing material, lead, mold, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority, or may give rise to liability under any Environmental Law.

“Immaterial Subsidiary” shall mean at any time, any Subsidiary of Parent (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5.0% of consolidated total assets of Parent and its Subsidiaries as of the last day of the immediately preceding fiscal quarter for which financial statements are available and (ii) contributing in the aggregate less than 5.0% to consolidated revenue for the most recent period of four (4) consecutive fiscal quarters for which financial statements are available.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including any Securitization Indebtedness, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all Capitalized Lease Obligations of such Person, (d) all Contingent Obligations of such Person in respect of indebtedness and other obligations described in another clause of this definition, (e) (i) the net mark-to-market exposure under any Interest Rate Protection Agreement or any Other Hedging Agreement and, (ii) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (f) any obligation owed for all or any part of the deferred purchase price of property or services, including any liquidated earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof and (g) Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred Tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” shall mean (a) Taxes imposed on or with respect to any payment made by any or on account of any obligation of any Credit Party under any Credit Document, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Lenders” shall mean Omaha Debt Aggregator, L.P., a Delaware limited partnership, and AUSA.

“Intangible Assets” shall mean assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary to the Borrower or any other Subsidiary.

“Intercompany Loans” shall have the meaning assigned to such term in Section 6.05(f).

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement dated as of the Closing Date among the Borrower and certain subsidiaries of the Borrower and the Collateral Agent, substantially in the form of Exhibit G.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or any other agreement or arrangement similar to any of the foregoing.

“Investments” shall have the meaning assigned to such term in Section 6.05.

“Investment Agreement” shall mean that certain Investment Agreement, dated as of June 15, 2020, by and among Parent, Omaha Equity Aggregator, L.P. and AUSA.

“IRS” shall mean the United States Internal Revenue Service.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 and (b) any Person that has become a party hereto as a Lender pursuant to an Assignment and Acceptance, other than any such Person that has ceased to be a party hereto as a Lender pursuant to an Assignment and Acceptance.

“Lien” shall mean (a) any lien (statutory or other), mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, preference, priority or other security agreement or encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity” shall mean, as of any date of determination, the sum of (i) Unrestricted cash and Unrestricted Cash Equivalents of the Parent, the Borrower and the Subsidiaries plus (ii) the aggregate amount of unused committed availability as of such date under facilities for Permitted Repo Indebtedness (which shall be deemed to include any committed unused capacity attributable to under-borrowing (or under payment of “purchase price” to the applicable Repo Debt Entity) or the equivalent thereof under such facilities).

“Liquidity Threshold” shall mean, at any time, the sum of (a) $50,000,000 plus (b) the product of (i) 10.0% and (ii) the aggregate outstanding obligations in respect of Permitted Repo Indebtedness that is subject to mark-to-market valuation thereunder at such time.

“Loans” shall mean collectively, (a) the term loans made by the Lenders to the Borrower pursuant to Section 2.01 and (b) the Protective Advances made by the Lenders pursuant to Section 2.20.

“Make Whole Premium” shall mean, with respect to any prepayment of Loans pursuant to Section 2.10(a) pursuant to which the Make Whole Premium applies, or with respect to Loans the principal of which has become or has been declared to be immediately due and payable pursuant to Article 7, an amount equal to the net present value (computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points), as determined by the Administrative Agent (or its designee, which may be a Lender) in accordance with accepted financial practice at the date of such prepayment or acceleration, of all required interest payable on the aggregate principal amount of the Loans subject to such prepayment or acceleration from the date of such prepayment or acceleration through and including the Maturity Date (assuming all interest is paid in cash during such period).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Value” means (a) in respect of any asset subject to a mark-to-market arrangement in connection with any Indebtedness to finance such asset, the most recently determined mark-to-market value determined for such Indebtedness, (b) in respect of any Permitted Funding Asset not subject to a mark-to-market arrangement in connection with any Indebtedness to finance any such asset or any other asset for which Parent or any Subsidiary in the Ordinary Course of Business obtains third party valuations, the lesser of (i) the most recent third party valuation thereof received by Parent, the Borrower or any Subsidiary and (ii) the book-value of such asset as determined in in accordance with GAAP and (c) in respect of any other asset, the book-value of such asset as determined in in accordance with GAAP.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or financial condition of Parent, the Borrower and its Subsidiaries taken as a whole, (b) the rights or remedies of or benefits available to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other material Credit Document, taken as a whole or (c) the ability of Parent, the Borrower or the other Credit Parties, taken as a whole, to perform its or their payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other material Credit Document; provided that changes in the business, assets, operations or financial condition of Parent, the Borrower or any of its Subsidiaries that have been disclosed in writing to the Lenders or in Parent’s public filing with the SEC, in each case prior to the Effective Date, shall not constitute a “Material Adverse Effect”.

“Material Subsidiary” shall mean any Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Maturity Date” shall mean the 6th anniversary of the Closing Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“MSR Related Assets” shall mean loans and other debt instruments secured by (or otherwise paid out of payments on or arising from) the servicing of residential mortgage loans and related activities.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party, any other Subsidiary of the Borrower or any ERISA Affiliate (a) currently makes or is obligated to make contributions, (b) has made or was obligated, within the preceding six (6) years, to make contributions, or (c) otherwise has any outstanding liability.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a repayment of Loans pursuant to Section 2.11(a) or (b), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of out-of-pocket transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and out-of-pocket legal, advisory and other fees and expenses associated therewith) received from any such event and, in the case of a Recovery Event, net of the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness which is secured by the respective property or assets destroyed, damaged, taken or otherwise underlying such Recovery Event.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly Owned Subsidiary of such Person.

“Notes” shall mean any promissory notes issued from time to time pursuant to Section 2.04(e).

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including all amounts in respect of any principal, premium, interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding (or which would accrue but for the operation of applicable bankruptcy or insolvency laws) at the rate provided for herein, whether or not such interest is an allowed or allowable claim in any such proceeding), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Ordinary Course of Business” shall mean the ordinary course of business (i) as conducted by similarly situated residential loan and mortgage finance businesses in good faith in a manner consistent with customary market practice for the industries in which the Borrower and its Subsidiaries operate or (ii) as conducted by the Borrower and its Subsidiaries in good faith and consistent with past practice with respect to the scope of its normal business operations. A non-qualified mortgage loan securitization of Permitted Funding Assets or Permitted Funding Indebtedness with respect to any Permitted Funding Assets, in each case, that is not otherwise prohibited hereunder shall be deemed to be in the Ordinary Course of Business.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, credit default swap agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values, commodity prices or credit exposures.

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes, intangible, recording or filing Taxes or any other similar Taxes, charges or levies arising from any payment made under any Credit Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Connection Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 2.18).

“Parent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment Election Notice” shall mean, with respect to any Quarterly Payment Date a notice, duly completed and signed by an Authorized Officer of the Borrower, substantially in the form of Exhibit I specifying (i) pursuant to Section 2.06 and Section 2.08, the amount of interest that shall be paid as PIK Interest and Cash Interest on such Quarterly Payment Date (expressed as a percent per annum, e.g. up to 3% per annum may be elected to be accrued as PIK Interest), and (ii) pursuant to Section 2.09, the amount of amortization that the Borrower may elect to defer on such Quarterly Payment Date, if any together with, solely in the event such deferral is elected, reasonably detailed calculations demonstrating the amount of such deferred payment, if any, and the calculation of the test under Section 6.15 after giving effect to the application of funds on such Quarterly Payment Date (it being understood that such test shall use the average Liquidity for the five (5) Business Days immediately preceding the date the relevant Payment Election Notice is delivered by the Borrower).

“Permitted Credit Default Swap” shall mean any credit default swap with respect to one or more counterparties to which the Parent or any of its Subsidiaries has exposure, which credit default swap is designed to protect against actual credit risk to which such Person has exposure, is for bona fide hedging activities in the Ordinary Course of Business and which is not for speculative purposes and which has been approved by the board of directors of Parent.

“Permitted Funding Assets” shall mean (a) Residential Mortgage Loans, REO Assets, MSR Related Assets, credit risk transfer or similar securities, and residential mortgage backed securities (including those backed by re-performing and/or non-performing loans), (b) any reserve accounts, collection accounts and similar other accounts (including any trust accounts) established in connection with the incurrence of Permitted Funding Indebtedness to finance the assets described in clause (a), and any amounts on deposit in (or credited to) such accounts, (c) rights and interests under any of the transaction documents (including any transfer agreements) related to any such Permitted Funding Indebtedness, (d) in each case, with respect to assets of the type described in clause (a), (b) or (c), any related rights or other assets ancillary or incidental to the acquisition or ownership of such assets and (e) Equity Interests in any Subsidiary of the Borrower whose sole assets are assets of the type described in clauses (a), (b), (c) and (d).

“Permitted Funding Indebtedness” shall mean (a) any Permitted Repo Indebtedness and (b) any Permitted Securitization Indebtedness (including, in each case, any obligations incidental to the incurrence of such Permitted Repo Indebtedness or Permitted Securitization Indebtedness, such as Repurchase Obligations).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.01.

“Permitted Refinancing” shall mean any Indebtedness (the “refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance, renew, replace, defease, discharge or refund, other Indebtedness (the “refinanced Indebtedness”); provided that:

(a)               the principal amount of such refinancing Indebtedness does not exceed the principal amount of the refinanced Indebtedness (plus all accrued interest thereon and the amount of all out-of-pocket fees, expenses and premiums incurred in connection with such exchange, refinancing, renewal, replacement, defeasance, discharge or refunding);

(b)               such refinancing Indebtedness has a final maturity date later than the final maturity date of, and, in the case of non-revolving credit Indebtedness, has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the refinanced Indebtedness (determined without giving effect to prior payments that reduced amortization of the refinanced Indebtedness.

(c)               no Person, other than the obligors of the refinanced Indebtedness, shall be an obligor in respect of such refinancing Indebtedness;

(d)               if the refinanced Indebtedness is subordinated in right of payment or in lien priority to the Obligations, the refinancing Indebtedness shall be subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the refinanced Indebtedness;

(e)               if such refinanced Indebtedness is secured, the refinancing Indebtedness with respect thereto may only be secured if and to the extent secured by the same assets (and improvements affixed thereto) that secured such refinanced Indebtedness; and

(f)                in the case of a refinancing of any Convertible Debt Security, such refinanced debt shall consist of debt securities, the terms of which provide for the conversion into, or exchange for, common stock of Parent and cash in lieu of fractional shares thereof.

“Permitted Repo Indebtedness” shall mean Repo Indebtedness, so long as (a) such Repo Indebtedness is the sole obligation of (i) the related Repo Debt Entity, (ii) any related REO Subsidiary, (iii) any related Repo Subsidiary, (iv) Parent (pursuant to an unsecured guaranty by Parent or an arrangement pursuant to which Parent is a co-seller or a co-borrower but does not grant any collateral security to secure such Repo Indebtedness), and (v) at any time prior to the funding of the Loans to be made pursuant to Section 2.01 and the settlement of the proceeds thereof (but not at any time thereafter), each of the “Debtor” parties to the Forbearance Security and Collateral Agency Agreement, and (b) the Borrower and the applicable Repo Debt Entity use commercially reasonable efforts to cause the related financing sources to deliver a Repo Indebtedness Purchase Letter.

“Permitted Securitization Indebtedness” shall mean Securitization Indebtedness, so long as (a) such Securitization Indebtedness is the sole obligation of the related Securitization Entity and any related REO Subsidiary (other than Repurchase Obligations, which may be obligations of other parties) and (b) in connection with any Securitization, any Repo Indebtedness used to finance the purchase or origination of any Permitted Funding Assets subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Borrower and its Subsidiaries from the applicable Securitization Entity.

“Permitted Subordinated Debt” shall mean unsecured Indebtedness of Parent that is expressly subordinated to the Obligations in right of payment on terms approved by the Required Lenders, such approval not to be unreasonably withheld, delayed or conditioned.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“PIK Election” shall have the meaning assigned to such term in Section 2.06(b).

“PIK Interest” shall have the meaning assigned to such term in Section 2.06(b).

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party, any other Subsidiary of the Borrower or any ERISA Affiliate (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) otherwise has any outstanding liability.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date among each of the pledgors from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit J.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement; provided that such Pledge Agreement Collateral shall not include Excluded Pledges.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Preferred Stock Accumulated Dividends” shall mean such dividends on the Existing Preferred Stock which have accumulated but have not been paid to the record holders thereof or such other Persons as to which such dividends are to be paid in accordance with the terms governing the Existing Preferred Stock.

“Protective Advance” shall have the meaning assigned to Section 2.20.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower so long as the terms of any such Equity Interests (or the terms of any security into which it is convertible or for which it is exchangeable) (a) do not contain any maturity, mandatory put, redemption, repayment, sinking fund or other similar provision (whether as a result of an asset sale, change of control or otherwise), (b) do not require the payment of cash dividends or distributions that would otherwise be prohibited by the terms of this Agreement and (c) do not provide that such Equity Interests are or will become convertible into or exchangeable for Indebtedness or any other Equity Interests (other than Qualified Equity Interests), in each case of (a), (b) and (c) before the date that is ninety-one (91) days after the Maturity Date.

“Qualified REIT Subsidiary” has the meaning set forth in Section 856(i)(2) of the Code.

“Quarterly Payment Date” shall mean the last Business Day of each calendar quarter, commencing on September 30, 2020.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures.

“Recipient” means (a) the Administrative Agent or (b) any Lender.

“Recovery Event” shall mean the receipt by the Borrower or any Subsidiary of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any Subsidiary or (b) under any policy of insurance required to be maintained under Section 5.03 (excluding, in each case, business interruption insurance and hazard and flood insurance maintained with respect to REO Assets).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“REIT” shall mean a real estate investment trust within the meaning of and under the provisions of Sections 856 et seq. of the Code.

“Related Fund” shall mean, with respect to any Lender that is an insurance company, fund or commingled investment vehicle (or an affiliate of any of the foregoing) that invests in bank loans, (a) one or more of such Lender’s Affiliate or one or more cedants that have entered into a reinsurance relationship with such Lender or any Affiliate thereof, (b) any fund, insurance company or other entity managed or advised by the investment advisor (or one or more Affiliates thereof) to any Lender, or (c) any beneficiary under a trust agreement in which the investment advisor (or an Affiliate thereof) to any Lender is also the investment advisor or asset manager of the grantor under such trust agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“REO Assets” of a Person shall mean any real property owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a loan.

“REO Subsidiary” means a Subsidiary of the Borrower whose sole business purposes are (a) holding REO Assets directly or indirectly pledged in connection with the Asset Level Term Loan or any Permitted Funding Indebtedness, and (b) activities incidental or related thereto.

“Repo Debt Entity” shall mean any Wholly Owned Subsidiary of the Borrower that is exclusively or primarily engaged in the origination or acquisition of Permitted Funding Assets and the incurrence of Permitted Repo Indebtedness in connection therewith and activities relating thereto.

“Repo Facility” shall mean any financing arrangement of any kind, including financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding, in all cases, Securitizations), with a financial institution or other lender or purchaser (such financial institution or other lender or purchaser, a “Repo Provider”) exclusively to finance or refinance the purchase or origination by a Repo Debt Entity of, or provide funding to a Repo Debt Entity through the transfer of, Permitted Funding Assets purchased or originated by a Repo Debt Entity in the Ordinary Course of Business.

“Repo Indebtedness” shall mean Indebtedness in connection with a Repo Facility; provided that the amount of any particular Repo Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Repo Indebtedness Purchase Letter” means a letter agreement substantially in the form of Exhibit M hereto or such other letter agreement related to the matters described in Exhibit M and acceptable to the Required Lenders in their commercially reasonable discretion.

“Repo Subsidiary” means a Subsidiary of a Repo Debt Entity or an Asset Level Borrower (a) whose sole assets are Permitted Funding Assets and (b) whose Equity Interests are required to be pledged to secure the Asset Level Term Loan or the related Permitted Repo Indebtedness, as applicable.

“Repo Provider” shall have the definition given to it in “Repo Facility”.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived.

“Repurchase Obligation” shall mean any obligation of a seller of Permitted Funding Assets in connection with the incurrence of Permitted Funding Indebtedness to repurchase the related Permitted Funding Assets from the related buyer, or to make a payment in respect thereof, arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time. The Loans and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Residential Mortgage Loan” shall mean any residential mortgage loan, manufactured housing installment sale contract and loan agreement, home equity loan, home improvement loan, fix and flip loans, single family rentals loans, multi-family loans, consumer installment sale contract or similar loan evidenced by a Residential Mortgage Note, and any installment sale contract, loan contract or chattel paper.

“Residential Mortgage Note” shall mean a promissory note, bond or similar instrument evidencing indebtedness of an obligor under a Residential Mortgage Loan, including, without limitation, all related security interests and any and all rights to receive payments due thereunder.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” shall have the meaning assigned to such term in Section 2.12(a)(iii).

“Restricted” shall mean, when referring to cash or Cash Equivalents of Parent or any Subsidiary, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent or of any such Subsidiary (unless such appearance is related to Liens on the Collateral securing Indebtedness permitted hereunder to be secured by Liens on the Collateral), or (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors (other than Liens of the type permitted by Section 6.01(l)).

“Restricted Payment” shall mean (a) any dividend or other distribution or return of capital, direct or indirect (whether in cash, Securities or other property), on account of any shares of any class of Equity Interests (each a “Dividend”) of Parent, the Borrower or any of their respective Subsidiaries now or hereafter existing and (b) any payment, direct or indirect (whether in cash, Securities or other property), including any sinking fund, setting aside of funds or similar deposit, on account of the purchase, redemption, retirement, surrender, acquisition, cancellation or termination of any shares of any class of Equity Interests of Parent, the Borrower or any of their respective Subsidiaries now or hereafter existing.

“S&P” shall mean S&P Global Ratings, an S&P Global business, or any successor thereto.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States (including without limitation the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury.

“SEC” shall have the meaning assigned to such term in Section 5.01(f).

“Secured Creditors” shall mean the Administrative Agent and the Lenders.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securitization” shall mean a public or private term note or term certificate financing of Permitted Funding Assets by which the Parent or a Subsidiary of the Parent directly or indirectly (whether as a sponsor, distributor or otherwise) securitizes a pool of specified Permitted Funding Assets.

“Securitization Entity” shall mean (a) any Person (whether or not a Subsidiary of the Borrower but which shall not be a direct Subsidiary of Parent) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind, and (b) any special purpose Subsidiary established solely for the purpose of selling, depositing or contributing Permitted Funding Assets into a Person described in clause (a) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities.

“Securitization Indebtedness” shall mean, for any Securitization, Indebtedness of the Securitization Entity incurred in connection with such Securitization.

“Security Document” shall mean and include the Pledge Agreement and, after the execution and delivery thereof, each Additional Pledge Document.

“Special Redemption Premium” shall have the meaning assigned to such term in Section 2.05(b).

“Specified Subsidiaries” shall mean Crimson Residential Assets Corp. and Cardinal Residential Asset Corp.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one (1) or more Subsidiaries of such Person and (b) any partnership, limited liability company, association or other entity in which such Person and/or one (1) or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor” shall mean each Subsidiary (other than the Excluded Subsidiaries) (in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date), unless and until such time as the respective Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof. As of the Closing Date, Subsidiary Guarantors are listed on Schedule 1.01 (the Subsidiaries listed on Schedule 1.01, the “Closing Date Subsidiary Guarantors”).

“Swap Termination Value” means, in respect of any one or more Interest Rate Protection Agreement or Permitted Credit Default Swap, (a) for any date on or after the date such Interest Rate Protection Agreements or Permitted Credit Default Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Interest Rate Protection Agreements or Permitted Credit Default Swaps, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements (which may include any Lender).

“Tax Return” means any return, report or similar statement required to be filed or sent with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall have the meaning assigned to such term in Article 5.

“Third Forbearance Agreement” shall mean the Third Forbearance Agreement, dated as of June 1, 2020, among Parent, certain Subsidiaries of the Borrower and certain Repo Providers.

“Total Assets” shall mean, for any Person and as of any date of determination, an amount equal to the aggregate Market Value of all assets owned by such Person and its Subsidiaries on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, less Intangible Assets as determined in accordance with GAAP.

“Total Indebtedness” shall mean, for any Person and its Subsidiaries on a consolidated basis, as of any date of determination, the sum of (i) the aggregate Indebtedness (and guarantees thereof) referred to in clauses (a), (b), (c) and (g) of the definition of “Indebtedness” (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of such Person, (ii) all Contingent Obligations of such Person in respect of Indebtedness of the type described in clause (i), (iii) letters of credit to the extent non-contingent and actually drawn and (iv) the proportionate share of all Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the making of the Loans hereunder, (b) the use of the proceeds of the Loans as required by Section 5.11, (c) the closing and funding of the Asset Level Term Loan, (d) the closing of the Investments Agreement and the consummation of the transactions contemplated therein and (e) the payment of related fees and expenses.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the applicable prepayment date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such prepayment date to the Maturity Date; provided, however, that if the period from such prepayment date to the Maturity Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such prepayment date to the Maturity Date is less than one (1) year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Parent or any Subsidiary, that such cash or Cash Equivalents are not Restricted.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one (1) or more Wholly Owned Subsidiaries of such Person, and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one (1) or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses  (a) and (b), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal by any Credit Party, any other Subsidiary of the Borrower or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02        Terms Generally.

(a)               The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Credit Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding anything to the contrary contained herein, all financial covenants contained herein or in any other Credit Document shall be calculated without giving effect to (x) any election under Accounting Standards Codification 825-7-25 or 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or at any amount other than the outstanding principal amount thereof or (y) the adoption of Accounting Standards Codification 842, also referred to as Accounting Standards Update No. 2016-02 by the Financial Accounting Standards Board in February 2016 (“ASU 2016-02”) (or any similar accounting principal) such that “Capital Lease Obligations” shall specifically exclude liabilities that were considered operating lease liabilities under GAAP prior to the adoption of ASU 2016-02, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(b)               The words “execution,” “signed,” “signature,” and words of like import in any Credit Document or any agreement entered into in connection therewith, including any Assignment and Assumption, or any notice, certificate or other instrument delivered in connection therewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 1.03        Designated Senior Indebtedness. The Obligations hereunder are hereby designated by the Borrower as “Designated Senior Indebtedness” (or similar term) for all purposes of any subordinated indebtedness of the Borrower or any Subsidiary (if any).

ARTICLE 2
THE CREDITS

Section 2.01        Commitments. Subject to the terms and conditions set forth herein (a) each Initial Lender agrees to make a Loan to the Borrower in Dollars on the Closing Date (so long as the Closing Date occurs on or prior to the Commitment Termination Date) and (b) the Borrower agrees to borrow the Loan in an amount not less than the full Commitment (it being understood that, if a Lender does not fund its portion of the Loan, the Borrower shall not be in breach of this clause (b) in respect of its obligation to borrow the portion of the Loan being provided by such Lender). Amounts paid or prepaid in respect of the Loans may not be reborrowed. The Commitment shall terminate immediately and without further action on the Closing Date, after giving effect to the funding of the Loan on such date, or, if the Closing Date has not occurred on or prior to the Commitment Termination Date, the Commitment shall terminate immediately and without further action.

Section 2.02        Several Obligations. The Loans made pursuant to Section 2.01 shall be made by the applicable Initial Lenders ratably in accordance with their respective Commitments. The failure of any Initial Lender to make any Loan required to be made by it shall not relieve any other Initial Lender of its obligations hereunder; provided that the Commitments are several and no Initial Lender shall be responsible for any other Initial Lender’s failure to make Loans as required.

Section 2.03        Borrowing Mechanics. Unless otherwise approved by the Initial Lenders, to request the borrowing of Loans pursuant to Section 2.01 on the Closing Date, the Borrower shall notify the Administrative Agent and the Initial Lenders of such request by delivering a duly completed written Borrowing Request in substantially the form of Exhibit C signed by an Authorized Officer, not later than 12:00 p.m., New York time, one (1) Business Day prior to the Closing Date. Such Borrowing Request shall be irrevocable (provided that such notice may be conditioned upon other transactions that constitute conditions under Section 4.02, in which case, such notice may be revoked or extended if such transactions are not consummated or are delayed) and shall specify the location and number of the Borrower’s account to which funds are to be disbursed.

Each Initial Lender shall make its share of the Loan available upon satisfaction or waiver of the conditions precedent specified herein, to the Borrower on the Closing Date in same day funds in Dollars, such funds to be credited to the account of the Borrower or to such other account or accounts as may be designated in writing to the Lenders by the Borrower, in compliance with this Agreement.

Section 2.04        Evidence of Debt; Repayment of Loans.

(a)               The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.09 and Section 2.11. The Borrower hereby further agrees to pay the amounts of interest payable on the Loans made to the Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.06 and Section 2.07.

(b)               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)               The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)               Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to such Lender and the Borrower.

Section 2.05        Fees.

(a)               The Borrower agrees to pay to the Initial Lenders, an upfront fee equal to 1.00% of the stated principal amount of the Loans made on the Closing Date pursuant to Section 2.01, with such payment to be earned by, and payable to, the Initial Lenders on the Closing Date. The Loans may be net funded on the Closing Date to account for the fees under this Section 2.05(a) and the Borrower and Lenders agree that such fee is intended to be “original issue discount” for U.S. federal income tax purposes, consistent with Section 5.10(b) of this Agreement.

(b)               Upon the occurrence of a Change of Control, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender, a redemption premium (the “Special Redemption Premium”) equal to (i) 1.00% of the aggregate principal amount of Loans immediately outstanding prior to the occurrence of such Change of Control plus (ii) an additional amount necessary to ensure that each Lender (assuming that each Lender has held its Loans from the Closing Date through and including the date of such Change of Control) has received a minimum return on its investment in the Loans in an amount equal to the product of (A) 0.12 multiplied by (B) the remainder of (x) the initial aggregate stated principal amount of such Loans (not giving effect to any amortization payments or other prepayments or increases in the principal amount of the Loans due to PIK Interest) less (y) 1.0% to account for the fee paid pursuant to Section 2.05(a) above (which calculation shall take into account all interest paid in respect of such Loans since the Closing Date (other than PIK Interest or interest accruing in respect of PIK Interest) or that will be paid on the date such redemption premium is paid), which Special Redemption Premium shall be payable (x) in accordance with the Change of Control Offer provisions of Section 2.12 or (y) if the Borrower has failed to comply with Section 2.12 with respect to such Change of Control, immediately upon such failure. The Special Redemption Premium shall be calculated by the Administrative Agent (or its designee, which may be a Lender).

(c)               The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own account, the administrative fees set forth in the Agent Fee Letter at the times and in the amounts specified therein.

(d)               All fees referenced in clauses   (b) and (c) above shall be in immediately available funds and, once paid, shall not be refundable under any circumstances.

Section 2.06        Interest on Loans.

(a)               Subject to Section 2.07, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times and calculated from and including the date of such borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Applicable Rate. All calculations of interest under this Agreement shall be performed by the Administrative Agent or its designee (which may be a Lender) and such calculations shall be conclusive evidence, absent manifest error, of the correctness of such amount.

(b)               Interest on each Loan shall be payable in arrears in cash on each Quarterly Payment Date; provided that, at the election of the Borrower (a “PIK Election”) pursuant to Section 2.08 for any Quarterly Payment Date occurring on or prior to the third anniversary of the Closing Date, a portion of the accrued interest on the Loans payable on each such Quarterly Payment Date in an amount up to, but not exceeding, 3.00% per annum shall be capitalized, compounded and added to the unpaid principal amount of the Loans of each Lender on the applicable Quarterly Payment Date (the “PIK Interest”), in which case, the remaining portion of interest then due on the Loans shall be payable in cash (the “Cash Interest”). Except for the purposes of calculating the Special Redemption Premium, amounts representing PIK Interest shall be treated as Loans for all purposes of this Agreement and shall bear interest at the Applicable Rate in accordance with this Section 2.06. All interest shall accrue to, not including, the date of repayment or prepayment.

Section 2.07        Default Interest. If there shall have occurred and be continuing an Event of Default hereunder or if any Lender shall have made a Protective Advance hereunder, to the extent permitted by law (x) all Loans and (y) other overdue amounts outstanding under this Agreement, in each case, shall bear interest (after as well as before judgment), (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, at all times) equal to the rate that would be applicable to a Loan plus 2.00% per annum. All interest accrued under this Section 2.07 shall be payable upon demand in cash.

Section 2.08        Election of PIK Interest. With respect to any accrued interest payable on any Quarterly Payment Date occurring on or prior to the third anniversary of the Closing Date, the Borrower shall have the right to make a PIK Election upon prior irrevocable written notice to the Administrative Agent not later than 4:00 p.m., New York City time, three (3) Business Day prior to such Quarterly Payment Date by delivering a Payment Election Notice. If the Borrower does not deliver a Payment Election Notice to the Administrative Agent in a timely manner with respect to any Quarterly Payment Date or such Payment Election Notice does not indicate the portion of Interest to be paid as PIK Interest, the Borrower shall be deemed to have elected to pay all interest due on such Quarterly Payment Date in cash.

Section 2.09        Repayment of Term Borrowings.

(a)               Subject to Section 2.09(c), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Quarterly Payment Date, quarterly installments in cash equal to the amounts listed below (which installments shall be reduced as a result of the application of prepayments as specified in Section 2.11 or increased by the amount of any deferred payment as provided in Section 2.09(c)) as follows:

Quarterly Payment Date	Principal Amount
September 2020	$18,750,000.00
December 2020	$18,750,000.00
March 2021	$18,750,000.00
June 2021	$18,750,000.00
September 2021	$18,750,000.00
December 2021	$18,750,000.00
March 2022	$18,750,000.00
June 2022	$18,750,000.00
September 2022	$18,750,000.00
December 2022	$18,750,000.00
March 2023	$18,750,000.00
June 2023	$18,750,000.00
each March, June, September and December thereafter	$22,500,000.00

(b)               Each payment pursuant to this Section 2.09 shall be made together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c)               At the election of the Borrower, if after making the payment required by Section 2.09(a) on any Quarterly Payment Date the Borrower would not be compliance with Section 6.15, the Borrower may defer the payment required pursuant to Section 2.09(a) in the amount necessary (and only such amount necessary) to ensure compliance with Section 6.15 in which case such deferred amount shall be payable on the next Quarterly Payment Date. In connection with any deferral election made under this Section 2.09(c), the Borrower shall have delivered to the Administrative Agent a Payment Election Notice not later than 12:00 (noon), New York City time, five (5) Business Days prior to the applicable Quarterly Payment Date. If the Borrower does not deliver a Payment Election Notice to the Administrative Agent in a timely manner with respect to any Quarterly Payment Date or such Payment Election Notice does not indicate the portion of the payment pursuant to this Section 2.09(a) that is to be deferred or does not include the calculation of the covenant set forth in Section 6.15, the Borrower shall be deemed to have not deferred any amount of the payment otherwise due under this Section 2.09 on such Quarterly Payment Date.

(d)               To the extent not previously paid, all Loans shall be due and payable on the Maturity Date in cash, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(e)               All repayments pursuant to this Section 2.09 shall be without premium or penalty.

Section 2.10        Voluntary Prepayment.

(a)               The Borrower shall have the right to prepay the Loans in its discretion at any time or from time to time upon at least one (1) Business Day prior written notice to the Administrative Agent before 1:00 p.m., New York time, which prepayment shall be made at par, without the payment of any penalty or premium, for any prepayment (x) in whole (whether the full initial amount of the Loan or the remaining outstanding portion after giving effect to other payments and other adjustments), (y) in part on one (1) occasion prior to the Maturity Date in an amount that is not less than $250,000,000 or (z) in connection with the incurrence of Indebtedness by the Borrower under Section 6.04(d), made to the extent necessary (and only to the extent necessary) to ensure compliance with such Section 6.04(d) (in which case, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer demonstrating the foregoing, including a calculation of compliance with such Section 6.04(d) before and after giving effect to the incurrence of such Indebtedness); provided that any prepayment in circumstances not described in this Section 2.10(a) shall be subject to the Make Whole Premium.

(b)               Voluntary prepayments of Loans shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.09(a) in the direct order of maturity.

(c)               Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans (or portion thereof) and the accrued and unpaid interest on such principal amount of the Loans to be prepaid, shall be irrevocable and shall commit the Borrower to prepay the Loans in the amount stated therein on the date stated therein; provided that the Borrower may provide that such notice is conditioned upon the occurrence of one (1) or more other transactions, in which case, such notice may be revoked or extended if such transactions are not consummated or are delayed.

(d)               All prepayments under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, payable in cash.

Section 2.11        Mandatory Prepayments.

(a)               In addition to any other mandatory repayments pursuant to this Section 2.11, on each date on or after the Closing Date upon which the Credit Parties or any of their Subsidiaries receives any Net Cash Proceeds from any issuance or incurrence by the Borrower or any Subsidiary of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 6.04), an amount equal to 100% of such Net Cash Proceeds shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.11(c).

(b)               In addition to any other mandatory repayments pursuant to this Section 2.11, after giving effect to and subject to any mandatory prepayments required under any Permitted Funding Indebtedness and the Asset Level Term Loan, within five (5) Business Days following each date on or after the Closing Date upon which the Credit Parties or any of their Subsidiaries receives any Net Cash Proceeds from any Recovery Event (other than individual Recovery Events where the Net Cash Proceeds therefrom do not exceed $10,000,000), an amount equal to 100% of such Net Cash Proceeds shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 2.11(c); provided that no such prepayment shall be required pursuant to this Section 2.11(b) with respect to such portion of such Net Cash Proceeds that Parent or any Subsidiary intends to reinvest or that has been reinvested, in each case, in accordance with Section 2.11(e); provided further, that such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period, at which time such proceeds shall be deemed to be Net Cash Proceeds.

(c)               Each amount required to be applied pursuant to Section 2.11(a) or Section 2.11(b) in accordance with this Section 2.11(c) shall be applied pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Each such prepayment of the Loans shall be applied in inverse order of maturity against the remaining scheduled installments of principal due in respect of the Loans under Section 2.09(a).

(d)               The Borrower shall deliver to the Administrative Agent, if practicable, at least three (3) Business Days prior to each prepayment required under this Section 2.11 but in any event not later than the date and time of each prepayment required under this Section 2.11, a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, and the principal amount of the Loans (or portion thereof) to be prepaid. All prepayments of Loans pursuant to Section 2.11(a) and Section 2.11(b) shall be without premium or penalty and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding, the date of payment; provided that any prepayment that is made pursuant to Section 2.11(a) in circumstances not described under Section 2.10(a) shall be subject to the Make Whole Premium.

(e)               With respect to any Net Cash Proceeds received with respect to any Recovery Event, the Borrower or any Subsidiary may reinvest all or any portion of such Net Cash Proceeds in its business (including in Investments not prohibited hereby) prior to the date that is the later of (i) 180 days following receipt of such Net Cash Proceeds or (ii) if the Borrower or any Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 180 days following receipt thereof, 360 days following receipt thereof; provided that if any Net Cash Proceeds are not reinvested by the deadline specified this Section 2.11(e), an amount equal to such Net Cash Proceeds shall be applied to the prepayment of the Loans as set forth in Section 2.11(b); provided further, that such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such period, at which time such proceeds shall be deemed to be Net Cash Proceeds.

(f)                 On each quarterly Payment Date ending on or after the fifth anniversary of the Closing Date, the Borrower shall make a mandatory prepayment for cash of a portion of such Loan outstanding at such time at par plus any accrued interest thereon as shall be necessary to ensure that the Loan shall not be considered an applicable high yield discount obligation within the meaning of Section 163(i) of the Code.

Section 2.12        Offer to Repurchase Upon Change of Control.

(a)               Upon the occurrence of a Change of Control following the Closing Date, the Borrower will make an offer (a “Change of Control Offer”) to each Lender to repay 100% of such Lender’s outstanding Loans at par, plus the Special Redemption Premium that is due and payable in accordance with Section 2.05(b), plus accrued and unpaid interest, if any, on such outstanding Loans (the “Change of Control Payment”) within five (5) Business Days following the occurrence of such Change of Control by delivering a notice signed by an Authorized Officer of the Borrower to the Administrative Agent describing the transaction or transactions that constitute such Change of Control and stating:

(i)                 that the Change of Control Offer is being made pursuant to this Section 2.12;

(ii)              the amount of the Change of Control Payment (including reasonably detailed calculations thereof) and the proposed date of payment, which shall be no later than five (5) Business Days after the date of delivering such notice (the “Change of Control Payment Date”); and

(iii)            that each Lender may, at its option, accept such offer for repayment in whole or in part by notifying the Administrative Agent, which shall in turn notify the Borrower, no later than one (1) Business Day prior to the Change of Control Payment Date (such date, the “Response Date”) (it being understood and agreed that any Lender that does not accept such Change of Control Offer prior to 4:00 p.m., New York time, on the Response Date will be deemed to have declined such Change of Control Offer.

(b)               On the Change of Control Payment Date, the Borrower will pay in immediately available funds to the Administrative Agent, for the account of each Lender having accepted such offer, an amount equal to the Change of Control Payment payable in respect of all Loans for which such offer has been accepted.  The Borrower will deliver a notice to the Administrative Agent, for distribution to the Lenders, disclosing the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)               Notwithstanding anything to the contrary in this Section 2.12, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and which otherwise complies with the requirements set forth in this Section 2.12.

Section 2.13        Reserve Requirements; Change in Circumstances.

(a)               Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, shall subject a Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments or other obligations, or on its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)               If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in clause (a) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)               Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation. The protection of this Section 2.13(d) shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.14        Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and the provisions of Section 2.12 and Section 2.20, each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, and each other payment received by any Lender by exercising any right of setoff, counterclaim or otherwise shall be allocated pro rata among the Lenders in accordance with their respective principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender’s portion of the Loans to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of the Loans to the next higher or lower whole Dollar amount.

Section 2.15        Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Credit Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including any application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (it being understood that the provisions of this Section 2.15 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.16        Payments. The Borrower shall make each payment (including principal of or interest on the Loans or any Fees or other amounts) hereunder and under any other Credit Document not later than 2:00 p.m., New York time, on the date when due in immediately available Dollars (other than any payment of PIK Interest), without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at the account specified in writing by the Administrative Agent to the Borrower. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

Section 2.17        Taxes.

(a)                For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b)               Any and all payments by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Indemnified Taxes except as required by applicable law; provided that, if any applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent) requires the deduction or withholding of any Taxes from any such payment by a Credit Party or the Administrative Agent, then (i) the applicable Credit Party or Administrative Agent (as the case may be) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)                In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(d)               (i) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(ii) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of the Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e)                As soon as practicable after any payment of Taxes by the Borrower or any other Credit Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Credit Document shall deliver to the Borrower or other Credit Party (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update the form or certification or reasonably promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding four (4) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a “United States person” within the meaning of Section 7701(a)(30) of the Code, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)             in the case of a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)              in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (2) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(C)              in the case of a Foreign Lender for which payments under any Credit Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)             in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E and (2) a certificate to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)              in the case of a Foreign Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this subclause (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided however, that if the Lender is a partnership and one (1) or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide the certificate described in (D)(2) above on behalf of such partners; or

(F)              any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(G)             If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable withholding agent, at the time or times prescribed by law and at such time or times reasonably requested by such withholding agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the withholding agent as may be necessary for the withholding agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)               If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)               Without limiting the provisions of Section 9.02, each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.18        Duty to Mitigate; Assignment of Commitments Under Certain Circumstances.

(a)               Designation of a Different Lending Office. In the event (i) any Lender requests compensation under Section 2.13, or (ii) requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               Replacement of Lenders. In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Credit Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) of this Section 2.18, (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Credit Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (iv) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, as the case may be, and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement and related Credit Documents (or, in the case of clause (iii) above, all of its interests, rights and obligation with respect to the Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iii) above, shall consent to such requested amendment, waiver or other modification of any Credit Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) in the case of any such assignment resulting from a claim of compensation under Section 2.13 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Section 2.13); provided further that, if prior to any such transfer and assignment the circumstances or the amounts paid pursuant to Section 2.17, as the case may be, cease to result in amounts being payable under Section 2.17, as the case may be, or shall waive its right to further payments under Section 2.17 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.18.

Section 2.19        Defaulting Lenders.

(a)               Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)               Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)              Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b)               If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties in writing, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20        Protective Advances. Each Lender is authorized by Borrower and the other Lenders, from time to time in any such Lender’s sole and absolute discretion (but the Lenders have absolutely no obligation), to make advances that any such Lender elects to fund to satisfy, in whole or in part, any “margin call”, “margin deficit”, “borrowing base deficiency” or the equivalent of any of the foregoing in respect of any Indebtedness of Parent or any Subsidiary that any such Lender determines in its commercially reasonable discretion in consultation with the Borrower that the applicable obligor or obligors thereof will likely not satisfy in accordance with the requirements for such Indebtedness or when required thereby giving effect to any grace or cure periods in respect of such Indebtedness (any of such advances are herein referred to as “Protective Advances”). Any Protective Advances are payable by the Borrower on written demand to the Borrower by the Lender that made any such Protective Advance.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, each Credit Party makes the following representations and warranties, in each case on the Closing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

Section 3.01        Company Status. Each Credit Party and its Subsidiaries (a) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (b) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except to the extent all failures with respect to the foregoing clauses (a) and (b) (other than, in the case of clauses (a) and (b), with respect to the Borrower) and clause (c) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02        Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is party and, in the case of the Borrower, to borrow hereunder, and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles relating to enforceability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 3.03        No Violation. The execution, delivery and performance of this Agreement and the other Credit Documents, the borrowings hereunder and the use of the proceeds thereof do not or will not (a) contravene any provision of any law, statute, ordinance, code, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority applicable to any Credit Party, (b)(i) conflict with or result in any breach of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase of redemption of any obligation under, or (ii) result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets any of Credit Party or any Subsidiary, in each case pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any Subsidiary is a party or by which it or any its property or assets is bound or to which it may be subject or (c) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any Subsidiary, except to the extent all violations or contraventions with respect to the foregoing clauses (a) and (b)(i) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04        Approvals. Except as the failure to so obtain, make and/or authorize, as applicable, could not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests or liens created under the Security Documents), or exemption or other action by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document or the legality, validity, binding effect or enforceability of any such Credit Document.

Section 3.05        Financial Statements; Financial Condition.

(a)               (i) The audited consolidated balance sheets of Parent and its Subsidiaries at December 31, 2019 and December 31, 2018 and the related consolidated statements of income and cash flows and changes in stockholder’s equity of Parent for the two (2) fiscal years of Parent ended on such dates, in each case furnished to the Administrative Agent for delivery to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries at the dates of said financial statements and the results of operations for the respective periods covered thereby except as set forth on Schedule 3.05 and (ii) the unaudited consolidated balance sheet of Parent as at March 31, 2020 and the related consolidated statements of income and cash flows and changes in stockholders’ equity of Parent for the three-month period ended on such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries at the date of said financial statements and the results of operations for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with GAAP consistently applied and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)               On the Closing Date, and after giving effect to the Transactions and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, of Parent and its Subsidiaries (taken as a whole) will exceed the sum of their debts, (ii) Parent and its Subsidiaries (taken as a whole) as of the Closing Date do not have debts outstanding, and do not intend to incur further debts, beyond their ability to pay such debts as such debts mature in the ordinary course of business and (iii) the capital of Parent and its Subsidiaries (taken as a whole) is not unreasonably small in relation to the business of Parent or its Subsidiaries (taken as a whole) contemplated as of the Closing Date. For purposes of this Section 3.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(c)               (i) Since December 31, 2019, and (ii) since the date hereof, after giving effect to the Transactions, there has been no event or circumstance or any change in the business, operations, property, assets or financial condition of Parent or any of its Subsidiaries that either, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.06        Litigation. Except as set forth on Schedule 3.06, there are no actions, suits or proceedings before any arbitrator or Governmental Authority at law or in equity pending or, to the knowledge of each Credit Party, threatened in writing against the Credit Parties or any of their Subsidiaries (a) with respect to any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.07        True and Complete Disclosure. All written information (taken as a whole) (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, complete and correct on the date as of which such information is dated or certified and does not or will not contain any untrue statement of a material fact or omit a material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided (giving effect to all supplements and updates provided thereto prior to the date hereof); provided that no representation is made with respect to information of a general economic or general industry nature. Any projections and pro forma financial information provided to the Administrative Agent or any Lender are based upon good faith estimates and assumptions believed by each Credit Party to be reasonable at the time made (it being understood that projections are not to be viewed as fact and are subject to uncertainties and contingencies and actual results may differ materially from the projections and no assurance can be given that any projections will be realized).

Section 3.08        Use of Proceeds; Margin Regulations.

(a)               All proceeds of the Loans will be used by the Borrower only for the purposes specified in Section 5.11.

(b)               No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will, whether directly or indirectly, and whether immediately, incidentally or ultimately, violate Regulation U or X.

Section 3.09        Tax Matters.

(a)               Except as set forth on Schedule 3.09, (i) Parent, the Borrower and each of its Subsidiaries, as applicable, has timely filed or caused to be timely filed with the appropriate taxing authority all Tax Returns required to be filed by, or with respect to the income, properties or operations of, Parent, the Borrower and/or each Subsidiary, as applicable, and all such Tax Returns are true, correct and complete in all respects, and (ii) Parent, the Borrower and each Subsidiary, as applicable, has paid all Taxes levied or imposed upon it or its property, income, profits and assets payable by it which have become due, except, in each case, (A) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained on the financial statements of the Parent and the Borrower in accordance with GAAP or (B) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)               Parent has qualified to be taxed as a REIT for U.S. federal income tax purposes for its taxable years ended December 3, 2014 through December 31, 2019. Parent has been organized and has operated, and intends to continue to operate, in a manner so as to continue to qualify as a REIT for U.S. federal income tax purposes for its taxable year ending on December 31, 2020, and the Borrower is properly classified as a Qualified REIT Subsidiary of Parent. Parent has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status or qualification as a REIT for U.S. federal income tax purposes, and no such challenge to its status or qualification as a REIT for U.S. federal income tax purposes is pending, being threatened in writing or, to the knowledge of Parent or Borrower, otherwise threatened or asserted.

Section 3.10        Compliance with ERISA. Each Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code, and each Credit Party, other Subsidiary of the Borrower and ERISA Affiliate has complied with their respective obligations with respect to each Plan and Multiemployer Plan, except for non-compliance which, in the aggregate, would not have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred or are reasonably likely to occur, could reasonably be expected to have a Material Adverse Effect.

Section 3.11        Security Documents. The provisions of the Pledge Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Pledge Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Pledge Agreement Collateral described therein to the extent required thereunder, subject to no other Liens other than Permitted Liens created by operation of law.

Section 3.12        [Reserved].

Section 3.13        Capitalization. All outstanding Equity Interests of Borrower are owned by Parent and have been duly and validly issued, are fully paid (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed) and non-assessable and have been issued free of preemptive rights.

Section 3.14        Subsidiaries. As of the Closing Date, (a) Parent has no direct Subsidiaries other than the Borrower and (b) Schedule 3.14 sets forth the percentage ownership (direct and indirect) of Parent in each class of Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding Equity Interests of each Subsidiary of Parent and the Borrower have been duly and validly issued and are fully paid (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed) and have been issued free of preemptive rights, and no Subsidiary of Parent or the Borrower has outstanding any securities that are convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights except as set forth on Schedule 3.14.

Section 3.15        Compliance with Statutes, Etc. Each Credit Party and each Subsidiary is in compliance with all statutes, regulations and orders of, and all restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither any Credit Party nor any Subsidiary is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.16        Investment Company Act. Neither any Credit Party nor any Subsidiary is required to register as an “investment company”, or is subject to regulation, under the Investment Company Act of 1940, as amended.

Section 3.17        Insurance. Schedule 3.17 sets forth a listing of all material insurance maintained by each Credit Party and each Subsidiary as of the Closing Date, with the amounts insured (and any deductibles) set forth therein. Each Credit Party and each Subsidiary have insurance (including self-insurance) in such amounts and covering such risks and liabilities as are consistent with normal industry practice and such insurance is in full force and effect.

Section 3.18        Environmental Matters.

(a)               Each Credit Party and each Subsidiary, is and all times has been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of each Credit Party, threatened Environmental Claims against any Credit Party or any Subsidiary or relating to any Real Property owned, leased or operated by any Credit Party or any Subsidiary (including any such claim arising out of the ownership, lease or operation by any Credit Party or any Subsidiary of any Real Property formerly owned, leased or operated by any Credit Party or any Subsidiary). To the knowledge of each Credit Party there are no facts, circumstances, conditions or occurrences with respect to any Credit Party or any Subsidiary, or any Real Property currently or formerly owned, leased or operated by any Credit Party or any Subsidiary or any other property that could be reasonably expected (i) to form the basis of any liability under Environmental Law of, or an Environmental Claim against, any Credit Party or any Subsidiary, or any Environmental Claim relating to any such Real Property, or (ii) to cause any Real Property owned, leased or operated by any Credit Party or any Subsidiary to be subject to any restrictions on the ownership, lease, occupancy, use or transferability of such Real Property by any Credit Party or any Subsidiary under any applicable Environmental Law.

(b)               Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on, to, or from, any Real Property currently or, to the knowledge of each Credit Party, formerly owned, leased or operated by any Credit Party or any Subsidiary, or any other property where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim or any liability under Environmental Law.

(c)               Notwithstanding anything to the contrary in this Section 3.18, the representations and warranties made in this Section 3.18 shall be untrue only if the effect of any or all facts, circumstances, occurrences, conditions, violations, claims, restrictions, failures, liabilities or noncompliance could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19        Employment and Labor Relations. Neither any Credit Party nor or any Subsidiary is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party or any Subsidiary or, to the knowledge of each Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or any Subsidiary or, to the knowledge of each Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any Subsidiary or, to the knowledge of each Credit Party, threatened against any Credit Party or any Subsidiary, (c) no union representation question exists with respect to the employees of any Credit Party or any Subsidiary, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of each Credit Party, threatened against any Credit Party or any Subsidiary and (e) no wage and hour department investigation has been made of any Credit Party or any Subsidiary, except (with respect to any matter specified in clauses (a) through (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 3.20        Intellectual Property, Etc. Each Credit Party and each Subsidiary, as applicable, owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including rights in computer programs and databases), or rights with respect to the foregoing, necessary for the present conduct of its business, without any known infringement or other violation of the rights of others which, or the failure to own or have the rights which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 3.21        [Reserved].

Section 3.22        Anti-Terrorism Law.

(a)               Neither any Credit Party nor any Subsidiary is in violation of any applicable Sanctions or Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”). Neither any Credit Party nor any Subsidiary and, to the knowledge of such Credit Party, no agent of any Credit Party or any Subsidiary acting on behalf of any Credit Party or any Subsidiary or any director, officer, employee or Affiliate of any Credit Party or any Subsidiary, as the case may be, is or has been any of the following:

(i)               a Sanctioned Person; or

(ii)              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

(b)               Neither any Credit Party nor any Subsidiary and, to the knowledge of such Credit Party, no agent of any Credit Party or any Subsidiary when acting on behalf of any Credit Party or any Subsidiary, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or applicable Sanctions, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Sanctions.

(c)               Neither any Credit Party nor any Subsidiary will directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Sanctioned Person in violation of applicable Sanctions.

(d)               For the five (5) years prior to the date of this Agreement, the operations of the Credit Parties are and have been conducted at all times in compliance with applicable know-your-customer, financial record-keeping, and reporting requirements of applicable Anti-Money Laundering Laws in all jurisdictions in which the Credit Parties conduct business.

Section 3.23        Foreign Corrupt Practices Act.

(a)               For the five (5) years prior to the date of this Agreement, each Credit Party, each Subsidiary and each of their directors, officers, and the knowledge of each Credit Party their respective agents, employees, and any person acting for or on behalf of any Credit Party or any Subsidiary has complied in all material respects with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption law (“Anti-Corruption Laws”), and have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”); while knowing or having a reasonable belief that all or some portion will be used for the purpose of unlawfully: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, or (c) securing an improper advantage; in order to obtain, retain, or direct business.

(b)               Parent represents that it maintains on behalf of itself and its Subsidiaries (or such Subsidiaries maintain) systems of internal accounting controls as required by and reasonably designed to promote compliance with applicable Anti-Corruption Laws.

Section 3.24        Third Forbearance Agreement.

(a)               As of the Effective Date, the Third Forbearance Agreement has been duly executed and delivered by the parties thereto and is in full force and effect (with respect to parties other than Parent and its Subsidiaries party thereto, to the knowledge of Parent), pursuant to which the holders of Indebtedness of the Borrower and its Subsidiaries that are party thereto have agreed to forbear from exercising remedies with respect to such Indebtedness until and through the termination date of the Third Forbearance Agreement as such date may be extended pursuant to the terms thereof (the “Forbearance Termination Date”).

(b)               As of the Closing Date, all events of default under Indebtedness subject to the Third Forbearance Agreement shall either (i) have been waived in accordance with the terms of the related Indebtedness and the Borrower shall have provided written evidence of such waivers in form and substance satisfactory to the Administrative Agent or (ii) not be in effect after the funding of the Loans and the Asset Level Term Loans and the application of the proceeds thereof because the proceeds of the Loans and the Asset Level Term Loans are applied to repay the related Indebtedness.

ARTICLE 4
CONDITIONS OF LENDING

Section 4.01        Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with the terms hereof) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent and the Lenders, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a)               Parent and the Borrower shall have duly authorized, executed and delivered this Agreement, and each other party to this Agreement shall have executed and delivered this Agreement, and this Agreement shall be in full force and effect;

(b)               The Administrative Agent and the Lenders shall have received certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Parent, the Borrower or any Subsidiary as debtor and that are filed in their respective jurisdictions of incorporation or other organization as of the date of such report, together with copies of such other financing statements that name Parent, the Borrower or any Subsidiary as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent and the Lenders shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law or such other arrangements reasonably satisfactory to the Collateral Agent and the Lenders shall have been made);

(c)               [Reserved];

(d)               As of the Effective Date, no Default or Event of Default shall have occurred and be continuing, in each case, under Section 5.14;

(e)               The Administrative Agent and the Lenders shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in clause (d) of this Section 4.01;

(f)                The Administrative Agent and the Lenders shall have received (a) a copy of the certificate or articles of incorporation or equivalent formation document, including all amendments thereto, of Parent and the Borrower, certified as of a recent date by the Secretary of State (or other similar official) of the state of its organization, and a certificate as to the good standing of Parent and the Borrower as of a recent date, from such Secretary of State; (b) a certificate of the Secretary or Assistant Secretary of Parent and the Borrower dated the Effective Date and certifying (i) that attached thereto is a true and complete copy of the by-laws of Parent and the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in the following clause (ii), (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of Parent and the Borrower authorizing the execution, delivery and performance of the Credit Documents to which Parent and the Borrower is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date, (iii) that the certificate or articles of incorporation or other equivalent formation document of Parent and the Borrower has not been amended since the date of the last amendment thereto furnished pursuant to clause (a) above, and (iv) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of Parent and the Borrower; and (c) the certificate referred to in the foregoing clause (b) shall contain a certification by an Authorized Officer of Parent and the Borrower as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate pursuant to clause (b) above;

(g)               The Administrative Agent and the Lenders shall have received a copy of the Asset Level Term Loan Commitment Letter and such Asset Level Term Loan Commitment Letter shall be in form and substance acceptable to the Required Lenders; provided that the draft of the Asset Level Term Loan Commitment Letter via electronic mail at 6:33 p.m., New York time on June 15, 2020 shall be deemed acceptable for the purposes of this Section 4.01(g); and

(h)               The Administrative Agent and the Lenders shall have received a copy of the Investment Agreement and such Investment Agreement shall be in form and substance acceptable to the Required Lenders.

Section 4.02        Conditions to the Funding of the Loan. The obligation of each Lender to make the Loan pursuant to Section 2.01 is additionally subject to the satisfaction (or waiver in accordance with the terms hereof) of the following conditions:

(a)               The Administrative Agent, the Collateral Agent and each Lender shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Credit Document or under the Agent Fee Letter referred to therein (including reasonable fees and expenses of counsel to the extent invoiced at least one (1) Business Day prior to the Closing Date);

(b)                the Administrative Agent shall have received a written (which may be delivered via electronic mail) Borrowing Request in accordance with the requirements hereof;

(c)               all events of default under Indebtedness subject to the Third Forbearance Agreement shall have been waived or otherwise remedied in accordance with the terms of the related Indebtedness, and the Borrower shall have provided written evidenced of such waivers or other remedies in form and substance reasonably satisfactory to the Administrative Agent and the Lenders or such Indebtedness has been or will be permanently repaid prior to or substantially concurrently with the Closing Date; (ii) immediately after the funding of the Loans and the Asset Level Term Loans and the application of the proceeds thereof (including repayment of any Indebtedness subject to the Third Forbearance Agreement), the aggregate outstanding principal (whether as “repurchase price” or otherwise) obligations under Permitted Repo Indebtedness shall not (A) be less than $1.75 billion (exclusive of the Asset Level Term Loan), (B) have weighted average maturity dates (or repurchase dates) earlier than the date that is six (6) months following the Closing Date or (C) accrue interest (or price-differential) at a weighted-average margin above the applicable index of greater than 4.0%;

(d)               on and as of the Closing Date after giving effect to the Transactions, the representations and warranties set forth in Article 3 and in each other Credit Document shall be true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date;

(e)               as of the Closing Date after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(f)                the Administrative Agent and the Lenders shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower, confirming compliance with the conditions precedent set forth in clauses (c), (d), (e), (g) and (i)(A) of this Section 4.02;

(g)               the Asset Level Term Loan shall have been funded contemporaneously with the funding of the Loans in an aggregate principal amount of not less than $1.5 billion;

(h)               the conditions to the obligation of the purchasers to close the transactions contemplated by the Investment Agreement shall have occurred and such transactions shall have been consummated in accordance with the terms of the Investment Agreement;

(i)                 (A) Parent shall have contributed 100% of the Equity Interests of MFA Securitization Holdings LLC to the capital of the Borrower or a Subsidiary Guarantor such that, after giving effect to such contribution, (x) MFA Securitization Holdings LLC is a direct Wholly Owned Subsidiary of the Borrower or a Subsidiary Guarantor, (y) Borrower is the sole direct Subsidiary of Parent and (z) all Equity Interests of MFA Securitization Holdings LLC are pledged as Equity Interests pledged as Pledged Collateral under the Pledged Agreement and (B) the Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to them of such contribution;

(j)                 the Administrative Agent and the Lenders shall have received:

(i)               evidence reasonably satisfactory to it as to the proper filing of financing statements (Form UCC-1 or the equivalent) in each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent and the Lenders, desirable, to perfect the security interests purported to be created by the Pledge Agreement; and

(ii)              evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent and the Lenders, desirable to perfect and protect the security interests purported to be created by the Pledge Agreement have been taken (other than to the extent such actions are required or permitted to be performed after the Closing Date), including the delivery to the Collateral Agent (or its designee) of certificates in respect of the Certificated Securities or any intercompany notes, if any, pledged pursuant to the Pledge Agreement and required to be delivered to the Collateral Agent, accompanied by signed and undated stock powers in respect of such certificates and the Pledge Agreement shall be in full force and effect (provided that, notwithstanding anything to the contrary contained herein or in the Pledge Agreement, if the Borrower has used commercially reasonable efforts to do so, but it cannot or it is impracticable to, the delivery of such Certificated Securities, intercompany notes and stock powers shall be provided in accordance with Section 5.15 of this Agreement);

(k)                the Administrative Agent and the Lenders shall have received a certificate from the chief financial officer of the Borrower substantially in the form attached hereto as Exhibit K certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent;

(l)                 the Administrative Agent and the Lenders shall have received, on behalf of itself and the Lenders, the Closing Date Warrants and a waiver by the board of directors of Parent, substantially in the form of Exhibit L, waiving the limitations on stock ownership contained in Article NINTH of the Charter;

(m)              the Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to the Administrative Agent and the Lenders that the Liens arising under the Forbearance Security and Collateral Agency Agreement will be released substantially concurrently with the funding of the Loans and the Asset Level Term Loans and the application of the proceeds thereof;

(n)               the Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(o)               the Administrative Agent and the Lenders shall have received, at least one (1) Business Day prior to the Closing Date, Schedule 6.01 (in each case, which shall be acceptable to the Required Lenders in its sole discretion); and

(p)               the Asset Level Term Loan lenders shall have entered into a written agreement, in form and substance reasonably satisfactory to the Lenders, with the Lenders to the effect that (i) the Lenders may purchase the obligations in respect of the Asset Level Term Loan from the holders thereof during the continuation of certain events of default under the Asset Level Term Loan, (ii) may participate in any auction of any collateral for the Asset Level Term Loan in connection with the enforcement of remedies in respect of the Asset Level Term Loan, and (iii) the owner of the Equity Interests of MFA Omaha Borrower, LLC will be permitted to pledge the Equity Interests of MFA Omaha Borrower, LLC to secure the Obligations so long as the Lenders agree to a customary non-petition provision with respect to MFA Omaha Borrower, LLC and agree not to exercise remedies to foreclose on the pledge of the Equity Interests of MFA Omaha Borrower, LLC unless the Asset Level Term Loan has been paid in full and the commitments to lend thereunder have terminated;

(q)               The Administrative Agent and the Lenders shall have received (a) a copy of the certificate or articles of incorporation or other equivalent formation document, including all amendments thereto, of each Credit Party, certified as of a recent date by the Secretary of State (or other similar official) of the state of its organization, and a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State; (b) a certificate of the Secretary or Assistant Secretary of each Credit Party dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association or other equivalent governing document of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (ii) below, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Credit Party is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, (iii) that the certificate or articles of incorporation or other equivalent formation document of such Credit Party has not been amended since the date of the last amendment thereto furnished pursuant to clause (a) above, and (iv) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party; and (c) the certificate referred to in the foregoing clause (b) shall contain a certification by an Authorized Officer of such Credit Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate pursuant to clause (b) above; provided that, in the case of Parent and the Borrower, such certifications pursuant to clause (b) and clause (c) above may affirm there have been no changes since the date of, or to the contents of, such Effective Date certifications;

(r)                The Administrative Agent and the Lenders shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower, and (ii) Venable LLP, Maryland counsel to Parent, each such opinion to be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such matters relating to the Credit Documents and the Transactions as the Administrative Agent or the Lenders shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions; and

(s)                the Administrative Agent and the Lenders (or their respective counsel) shall have received from each Credit Party either (i) a counterpart of each of the Pledge Agreement, the Guaranty and Intercompany Subordination Agreement, in each case, signed on behalf of such Person party thereto or (ii) written evidence satisfactory to the Administrative Agent and the Lenders (which may include facsimile or other electronic transmission of a signed counterpart of the Pledge Agreement, the Guaranty and Intercompany Subordination Agreement) that such party has signed a counterpart of the Pledge Agreement and the Guaranty.

The Closing Date shall occur no later than the date that is five (5) Business Days after the Forbearance Termination Date but in any event not later than July 1, 2020 (the “Commitment Termination Date”), and if the Closing Date shall not have occurred on or prior to such date, the Commitments hereunder shall automatically terminate and be of no further force and effect.

The Borrower’s acceptance of the proceeds of the Loans shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the borrowing are made as to the matters specified above in this Section (other than as to any matters required to be satisfactory to, approved by or otherwise acceptable to the Administrative Agent or any Lender or any items (including signature pages) to be delivered by the Administrative Agent or any Lender).

ARTICLE 5
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that (x) in the case of Section 5.14, from and after the Effective Date and (y) in the case of the other provisions of this Article 5, from and after the Closing Date and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees, all indemnities and all expenses or other amounts payable under any Credit Document shall have been paid in full in cash (other than contingent indemnification obligations and expense reimbursement for which no claim has been made) (the date on which all such conditions are satisfied, the “Termination Date”), unless the Required Lenders shall otherwise consent in writing:

Section 5.01        Information Covenants. The Borrower will furnish to the Administrative Agent which will promptly furnish to each Lender:

(a)               Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of the first three (3) fiscal quarters of each fiscal year of Parent or such later date as may be permitted by the SEC, its consolidated balance sheet and related statements of comprehensive income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and related statements of stockholders’ equity and cash flows as of the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding prior period or periods (or in the case of the balance sheet, as of the end of the previous fiscal year, and, in the case of the statement of shareholders’ equity, no comparative disclosure), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)               Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of Parent or such later date as may be permitted by the SEC, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures where applicable for the preceding fiscal year and reported on by KPMG LLP or other independent certified public accountants of recognized national standing (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) (other than a going concern qualification resulting from (i) an upcoming maturity date under this Agreement occurring within one (1) year from the time such opinion is delivered or (ii) any potential inability to satisfy the financial covenants under Section 6.15 on a future date or for a future period within one (1) year from the time such opinion is delivered)).

(c)               Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 5.01(a) and Section 5.01(b), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit D certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail (A) the calculations required to demonstrate the Debt to Value Ratio at the end of such fiscal quarter or year, as the case may be, and (B) a summary of all outstanding Permitted Funding Indebtedness and the Asset Level Term Loan of each Credit Party, including the outstanding principal amount, maturity date, maintenance covenants, and any other material information.

(d)               Liquidity Report. No later than 15 days after the end of each fiscal quarter, commencing with the fiscal quarter ended June 30, 2020, a liquidity certificate from an Authorized Officer of the Borrower in the form previously agreed among the Borrower and the Lenders or a form reasonably satisfactory to the Required Lenders certifying on behalf of the Borrower as to the Liquidity as of the close of business on the last day of such fiscal quarter; provided that the Borrower shall deliver the calculation of Liquidity more frequently than quarterly upon the written request of any Lender (but not more frequently than once per day) during the existence of a volatile market (as reasonably determined by such Lender), which delivery of such calculation shall be made via email to the addresses set forth in Section 9.01.

(e)               Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five (5) Business Days after any Authorized Officer obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, (ii) any litigation or governmental investigation or proceeding pending, or any written threat or notice of intention of any Person to file or commence any litigation or governmental investigation or proceeding, against any Credit Party or any Subsidiary (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document and (iii) any other event or change that has had, or could reasonably be expected to have, a Material Adverse Effect.

(f)                Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Credit Party shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”), or any of its other material Indebtedness pursuant to the terms of the documentation governing the same or deliver to holders (or any trustee, agent or other representative therefor) of any Equity Interests of the Borrower.

(g)               Certain Notices Related to Other Indebtedness. As soon as practicable, and in any event no later than twenty-four (24) hours after its receipt by any Credit Party or any Subsidiary thereof, (i) written notice from any holder of any Permitted Funding Indebtedness or the Indebtedness under the Asset Level Term Loan of any “event of default” or equivalent thereunder that is not waived or otherwise remedied and (ii) any “margin call”, “borrowing base deficiency” or the equivalent under any Indebtedness of the Parent or any Subsidiary that remains unsatisfied after a Credit Party or any Subsidiary has received prior notice thereof or demand for payment thereof.

(h)               USA PATRIOT Act Information. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i)                 Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Parties or any of their Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that no Loan Party will be required to disclose, permit the inspection, examination or making copies of or abstracts from, or discussion of, any document, information or other matter (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any contractual obligation or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

Any requirement to deliver documentation, information, materials or reports or other information pursuant to this Section 5.01 shall be deemed satisfied by the posting of such documentation, information, materials or reports on EDGAR or any successor website maintained by the SEC or Parent’s website or a subsite thereof).

Section 5.02        Books, Records and Inspections. Each Credit Party will, and will cause each Subsidiary to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made in relation to its business and activities. Each Credit Party will permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of such Credit Party, any of the properties of such Credit Party and to examine, copy and take extracts from the books of account of such Credit Party and discuss the affairs, finances and accounts of such Credit Party with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times during normal business hours and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request; provided that (i) the Credit Parties shall be given a reasonable opportunity to participate in any discussions with accountants, (ii) such actions shall be at the Borrower’s sole cost and expense, and (iii) no Credit Party will be required to disclose, permit the inspection, examination or making copies of or abstracts from, or discussion of, any document, information or other matter (x) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or any contractual obligation or (y) is subject to attorney-client or similar privilege or constitutes attorney work product.; provided further that (a) only the Administrative Agent on behalf of the Lenders may exercise the visitation and inspection rights of the Administrative Agent and the Lenders under this sentence and (b) except for any such visits during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year.

Section 5.03        Maintenance of Property; Insurance.

(a)               Each Credit Party will, and will cause each Subsidiary to, (i) keep all material property necessary to the business of each Credit Parties and each Subsidiary in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, and force majeure and (ii) maintain or cause to be maintained with financially sound and reputable insurance companies (determined at the time obtained and giving effect to such insurance), as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Credit Parties and the Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to such insurance carried. Such insurance to the extent consistent with the foregoing shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on a comprehensive basis and business interruption insurance.

(b)               If any Credit Party or any Subsidiary shall fail to maintain or cause to be maintained insurance in accordance with this Section 5.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance, provided that the Administrative Agent shall furnish written notice to the Borrower of its intent to procure such insurance.

Section 5.04        Existence; Franchises. Each Credit Party will, and will cause each Subsidiary (other than any Immaterial Subsidiary) to, at all times preserve and keep in full force and effect its existence and all rights, privileges, franchises, licenses and permits necessary or material to its business except (other with respect to the existence of the Credit Parties) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.04 shall prevent sales of assets and other transactions by any Credit Party or any Subsidiary permitted by Section 6.02.

Section 5.05       Compliance with Statutes, Etc. Each Credit Party will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06        Compliance with Environmental Laws.

(a)               Each Credit Party will, and will cause each Subsidiary to, comply with all Environmental Laws and permits applicable to, or required by, its operations or the ownership, lease, occupancy, or use of its Real Property now or hereafter owned, leased or operated by each Credit Party and each Subsidiary, except such noncompliance that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except, in each case, for Permitted Liens related thereto. Neither any Credit Party will, nor will any Credit Party permit any Subsidiary to, generate, use, treat, store, Release or dispose of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by any Credit Party or any Subsidiary, or transport Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at or transported from, any such Real Properties except such activities as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               (i) At any time that any Credit Party or any Subsidiary are not in compliance with Section 5.06(a), or (ii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last clause of Section 7.01, each Credit Party will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, a non-invasive environmental site assessment report concerning the Real Property owned, leased or operated by any Credit Party or any Subsidiary that is in question, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials or noncompliance and the potential cost of any removal or remedial action required by a Governmental Authority in connection with such Hazardous Materials or noncompliance on such Real Property. If any Credit Party or any Subsidiary fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower and each other Credit Party will, and will cause each Subsidiary to, grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

Section 5.07        ERISA.

(a)               Each Credit Party shall furnish written notice to the Administrative Agent promptly, and in any event within three (3) Business Days after any responsible officer of any Credit Party knows, or has reason to know, that any ERISA Event has occurred or is reasonably likely to occur that, alone or together with any other ERISA Event could reasonably be expected to result in liability of any Credit Party or any Subsidiary in an aggregate amount that would reasonably be expected to have a Material Adverse Effect.

(b)               Each Credit Party shall, and shall cause each Subsidiary and each ERISA Affiliate to, maintain and operate each Plan in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code, and each Credit Party shall, and shall cause each Subsidiary and ERISA Affiliate to comply with their respective obligations with respect to each Multiemployer Plan, except, in each case, for non-compliance which could not reasonably be expected to result in liability of any Credit Party or any Subsidiary in an aggregate amount that would reasonably be expected to have a Material Adverse Effect.

Section 5.08        End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its and each of its Domestic Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Domestic Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

Section 5.09        Conference Calls. Upon the request of the Administrative Agent or the Required Lenders, the Borrower shall (and shall cause appropriate members of senior management of the Borrower and Parent to) participate in a conference call with the Administrative Agent and the Lenders up to two (2) times during each fiscal year, at such time and on such date as may be reasonably agreed to by the Borrower and the Administrative Agent and upon reasonable prior notice.

Section 5.10        Tax Matters.

(a)               The Parent, the Borrower and each Subsidiary will timely pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Credit Parties and each Subsidiary and shown in their financial statements, except to the extent that the failure to do so could not be reasonably expected to have a Material Adverse Effect, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

(b)               For federal income tax purposes, pursuant to Treasury Regulations §1.1273-2(h), the Borrower, the Administrative Agent and the Lenders acknowledge that the “issue price” of the Loans is 99% of the stated principal amount of the Loans minus the purchase price of the Closing Date Warrants (as determined pursuant to the Investment Agreement). Each of the Borrower and the Lenders accordingly shall treat the issue price of the Loans for federal income tax purposes as 99% of the stated principal amount of the Loans minus the purchase price of the Closing Date Warrants. In accruing “original issue discount” on the Loans for U.S. federal income tax purposes, in accordance with Treasury Regulation 1.1272-1(c)(5), the Borrower will be assumed to repay the Loans in such a manner as to minimize the yield on the Loans.

(c)               From and after the Closing Date, Parent will continue to be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Borrower will continue at all times to be a Qualified REIT Subsidiary of Parent, unless otherwise consented to by the Administrative Agent.

Section 5.11        Use of Proceeds. The Borrower and each other Credit Party will use the proceeds of the Loans, together with the proceeds of the Closing Date Warrants, only for (a) the permanent repayment of a portion of certain Repo Indebtedness of the Borrower and its Subsidiaries, (b) the payment of the Preferred Stock Accumulated Dividends in respect of the Existing Preferred Stock, (c) the payment of fees and expenses incurred in connection with the Transactions, and (d) for general company purposes and working capital for Parent and its Subsidiaries, including making Investments and taking any action not otherwise prohibited by this Agreement.

Section 5.12        Additional Security; Further Assurances; Etc. The Borrower and each other Credit Party shall promptly following the creation, formation, or acquisition of any Subsidiary (and, in any event, within sixty (60) days, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Subsidiary now existing or created, formed or acquired to (a) to the extent such Subsidiary is party to any Intercompany Loan that is evidenced by a note, cause such Subsidiary to deliver such note to the Administrative Agent, (b) to the extent such Subsidiary is not a Subsidiary Guarantor, notify the Administrative Agent and the Lenders of the creation, formation, or acquisition of such Subsidiary and, upon the reasonable request of the Administrative Agent or the Required Lenders, cause such Subsidiary (other than an Excluded Subsidiary) to become a party to the Guaranty and grant a security interest in the Equity Interests owned by such Subsidiary (other than any Excluded Pledges) by delivering to the Administrative Agent a duly executed supplement to the Pledge Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (c) upon the request of the Administrative Agent or the Required Lenders, deliver to the Administrative Agent any Certificated Securities issued by such Subsidiary (other than any Excluded Pledges), if any, and assignments related thereto, (d) deliver to the Administrative Agent such updated schedules to the Credit Documents as requested by the Administrative Agent with respect to such Subsidiary, (e) except in the case of any Excluded Subsidiary, deliver to the Administrative Agent counterparts, joinders or similar documents with respect to the Guaranty, the Pledge Agreement and the Intercompany Subordination Agreement and (f) except in the case of any Excluded Subsidiary, deliver to the Administrative Agent such other documents as may reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent (collectively, the “Additional Pledge Documents”). All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens, other than involuntary Liens permitted under Section 6.01. The Additional Pledge Documents or instruments, filings or documents related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Pledge Documents and all Taxes, fees and other charges payable in connection therewith shall be paid in full.

Section 5.13        Sanctions; Anti-Corruption Laws. Each Credit Party and each Subsidiary will materially comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions. Parent shall maintain in effect (or shall cause its Subsidiaries to maintain in effect) policies reasonably designed to promote compliance by Parent, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

Section 5.14        Closing of the Transactions. The Credit Parties shall (a) use commercially reasonable efforts, in good faith, to (i) close the Transactions prior to the Forbearance Termination Date but in any event not later than July 1, 2020 and (ii) satisfy each of the conditions precedent to the funding of the Loans set forth in Section 4.02 (and, solely to the extent that such Credit Party cannot satisfy the conditions after the use of its commercially reasonable efforts in good faith, request the waiver of such conditions in accordance with this Agreement) and (b) in the case of the Borrower, deliver a Borrowing Request in accordance with Section 2.03 for the Loan in an amount not less than the full Commitment.

Section 5.15        Post-Closing. To the extent certificates in respect of the Certificated Securities or any intercompany notes, if any, pledged pursuant to the Pledge Agreement and required to be delivered to the Collateral Agent are not delivered to the Collateral Agent or its designee on or prior to the Closing Date, accompanied by signed and undated stock powers or other appropriate instruments of transfer, after using commercially reasonable efforts, the Credit Parties shall deliver the same to the Collateral Agent as soon as practical thereafter but in any event no later than sixty (60) days following the Closing Date; provided further that if such Certificated Securities or intercompany notes have not been delivered on or prior to the date that is sixty (60) days following the Closing Date after using commercially reasonable efforts, the Credit Parties shall not be in beach of this Section 5.15 so long as the Credit Parties deliver a certificate to the Administrative Agent, which shall certify that such Certificated Securities or intercompany notes are not held by any third party and continue to use commercially reasonable efforts to deliver such Certificated Securities or intercompany notes.

ARTICLE 6
NEGATIVE COVENANTS

The Credit Parties covenants and agrees with each Lender that from and after the Closing Date and until the Termination Date, unless the Required Lenders shall otherwise consent in writing:

Section 6.01        Liens. The Credit Parties will not, and will not permit any of the Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any Credit Party or any Subsidiary of the Credit Parties, whether now owned or hereafter acquired, or on any income or revenues or rights in respect of any thereof except (Liens described below are herein referred to as “Permitted Liens”):

(a)               Liens for Taxes not yet due and payable or that are diligently being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Company in accordance with GAAP;

(b)               Liens in respect of property or assets of any Credit Party or any Subsidiary imposed by law (other than Liens imposed under ERISA), which were incurred in the Ordinary Course of Business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, statutory and common law landlord’s liens and other similar Liens arising in the Ordinary Course of Business, and in each case (i) which are for amounts that are not past-due for a period of more than sixty (60) days or (ii) which are being contested in good faith by appropriate proceedings, diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(c)               Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 6.01 (it being understood and agreed that such schedule may be updated following the Effective Date and prior to the Closing Date with the consent of the Required Lenders in their sole discretion);

(d)               Liens created by or pursuant to this Agreement and the other Credit Documents;

(e)               (i) non-exclusive licenses, non-exclusive sublicenses, leases or subleases granted by the Borrower or any Subsidiary of the Borrower to other Persons in the Ordinary Course of Business and not materially interfering with the conduct of the business of the Borrower or any Subsidiary and (ii) any interest or title of a lessor, sublessor or licensor under any operating lease or license agreement entered into by the Borrower or any Subsidiary in the Ordinary Course of Business and covering only the assets so leased or licensed;

(f)                Liens upon assets of the Borrower or any Subsidiary of the Borrower subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 6.04(f), provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (i) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or such Subsidiary (other than property financed by such Indebtedness and proceeds thereof and improvements affixed thereto);

(g)               Liens placed upon fixed or capital assets used in the Ordinary Course of Business of the Borrower or any Subsidiary of the Borrower and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such assets, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (i) the Indebtedness secured by such Liens is permitted by Section 6.04(f) and (i) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of the Borrower or such Subsidiary (other than property financed by such Indebtedness and proceeds thereof or improvements thereon);

(h)               easements, right-of-way, restrictions, encroachments and other similar charges or encumbrances, not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any Subsidiary;

(i)                 Liens arising from precautionary UCC financing statement filings regarding operating leases, consignment arrangements or bailee arrangements entered into, or dispositions of assets by the Borrower or any Subsidiary otherwise permitted under Section 6.02 consummated in the Ordinary Course of Business;

(j)                 Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 7.01(j);

(k)               (i) Liens (other than Liens imposed under ERISA) incurred in the Ordinary Course of Business in connection with workers compensation claims, unemployment insurance and other social security legislation and (ii) Liens securing the performance of bids, trade contracts, performance and completion guarantees, tenders, leases and contracts in the Ordinary Course of Business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(l)                 (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one (1) or more accounts maintained by Parent or any Subsidiary, in each case granted in the Ordinary Course of Business and which are customary in the banking industry in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(m)             Liens (i) securing Permitted Funding Indebtedness so long as any such Liens shall encumber only the Permitted Funding Assets (a) originated, acquired or funded with the proceeds of such Permitted Funding Indebtedness, or (b) otherwise established, created or in existence because of or in connection with such Permitted Funding Indebtedness or (ii) arising in connection with transfers permitted by Section 6.02(n);

(n)               Liens on Permitted Funding Assets to secure the Indebtedness permitted by Section 6.04(d) or in connection with transfers permitted by Section 6.02(n);

(o)               Liens on cash, Cash Equivalents and restricted accounts containing cash and Cash Equivalents in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(p)               [reserved];

(q)               Liens securing obligations under Interest Rate Protection Agreements or Permitted Credit Default Swaps, in each case, not entered into for speculative purposes so long as such Liens are limited to cash, cash equivalents and, in the case of the Borrower or any Subsidiary of the Borrower, the Permitted Funding Assets hedged thereby; and

(r)                other Liens securing obligations in an outstanding amount not to exceed $15,000,000.

Section 6.02        Consolidation, Merger, Sale of Assets, Etc. The Credit Parties will not, and will not permit any of the Subsidiaries to, wind up, liquidate or dissolve its affairs or consummate any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the Ordinary Course of Business, but including the issuance of Equity Interests of any Subsidiary of Parent (other than an issuance by the Borrower to Parent to any Wholly Owned Subsidiary of the Borrower), or consummate any sale-leaseback transactions with any Person, except the following:

(a)               disposition of cash and Cash Equivalents shall be permitted;

(b)               the Subsidiaries (other than the Borrower) may liquidate or otherwise dispose of obsolete or worn-out property or property no longer useful in their respective businesses in the Ordinary Course of Business;

(c)               Investments may be made to the extent permitted by Section 6.05 and Restricted Payments to the extent permitted by Section 6.03;

(d)               the Borrower and any Subsidiary of the Borrower may sell assets (provided that any sale of less than all the capital stock or other Equity Interests of any Subsidiary in accordance with this clause (d) shall be deemed to be an Investment by the Borrower or the applicable Subsidiary in the capital stock or other Equity Interests not so sold in an amount equal to the Fair Market Value of such capital stock or other Equity Interests), so long as (i) no Default or Event of Default then exists or would result therefrom (including as a result of any such deemed investment), (ii) the Borrower or the respective Subsidiary receives at least Fair Market Value and (iii) after giving effect to such disposition, the Debt to Value Ratio (as determined on a pro forma basis) either (A) is no greater than 0.80 to 1.00 or (B) will decrease after giving effect to such transaction (and the application of funds related thereto);

(e)               the Borrower and the Subsidiaries of the Borrower may enter into Sales, leases, conveyances and other dispositions of assets, so long as (i) no Default or Event of Default then exists or would result therefrom (including as a result of any such Sale, lease, conveyance and other disposition of assets), (ii) the Borrower or the respective Subsidiary receives at least Fair Market Value and (iii) after giving effect to such Sale, lease, conveyance and other disposition of assets, the Debt to Value Ratio (as determined on a pro forma basis) either (A) is no greater than 0.80 to 1.00 or (B) will decrease after giving effect to such transaction (and the application of funds related thereto) (provided that any sale of less than all the capital stock or other Equity Interests of any such Subsidiary in accordance with this clause (e) shall be deemed to be an Investment by the Borrower or the applicable Subsidiary in the capital stock or other Equity Interests not so sold in an amount equal to the Fair Market Value of such capital stock or other Equity Interests);

(f)                the Borrower and any Subsidiary of the Borrower may lease (as lessee) or license (as licensee) real or personal property in the Ordinary Course of Business (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 6.04(d));

(g)               the Borrower and any Subsidiary of the Borrower may sell or discount, in each case without recourse and in the Ordinary Course of Business, accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection of delinquent accounts receivable and not as part of any financing transaction;

(h)               the Borrower and each Subsidiary of the Borrower may grant licenses, sublicenses, leases or subleases (or other grants of rights to use) to other Persons (x) in the Ordinary Course of Business, (y) existing on the Closing Date, or (z) between or among the Credit Parties;

(i)                 any Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly Owned Domestic Subsidiary of the Borrower;

(j)                 any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly Owned Domestic Subsidiary, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of a merger of any non-Wholly Owned Subsidiary with any Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the survivor or such transaction shall be deemed an Investment by such Borrower (directly or indirectly) in such non-Wholly Owned Subsidiary and (iii) in the case of a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation;

(k)               any Subsidiary of the Borrower that is not a Subsidiary Guarantor (other than a Securitization Entity, a Repo Debt Entity, a REO Subsidiary or a Repo Subsidiary) may convey, sell, lease or otherwise dispose of all or any part of its property or assets to, or merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any other Subsidiary, in each case so long as (i) no Event of Default shall result therefrom, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (iii) in the case of any such merger, consolidation, dissolution or liquidation involving a Subsidiary Guarantor (but not involving the Borrower), such Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and (iv) after giving effect to such disposition, the Debt to Value Ratio (as determined on a pro forma basis) either (A) is no greater than 0.80 to 1.00 or (B) will decrease immediately after giving effect to such transaction (and the application of funds related thereto);

(l)                 the Credit Parties and their Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the Ordinary Course of Business for cash or Cash Equivalents;

(m)             [reserved];

(n)               the Subsidiaries of the Borrower may make sales, contributions, assignments or other transfers of Permitted Funding Assets (including any intermediate sales, contributions, assignments or other transfers) to Securitization Entities, Repo Debt Entities, REO Subsidiaries and Repo Subsidiaries in connection with Permitted Funding Indebtedness;

(o)               the modification of any Permitted Funding Assets owned by the Borrower or any of the Subsidiaries in the Ordinary Course of Business shall be permitted.

(p)               the settlement, unwinding, cancellation or termination of any Interest Rate Protection Agreements and/or any Permitted Credit Default Swap;

(q)               (i) the issuance of any Convertible Debt Securities permitted by Section 6.04 and (ii) delivery of common stock of Parent upon (x) conversion, exchange or settlement of any Convertible Debt Security or (y) the exercise, unwinding, termination or cancellation of the Closing Date Warrants;

(r)                the discontinuation, abandonment, allowing to lapse or expire, or other disposition of any intellectual property which, in the reasonable judgment of the Borrower, is no longer economically practicable to maintain or necessary in any material respect for the conduct of the business of the Credit Parties and their Subsidiaries, taken as a whole; and

(s)                so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Credit Parties and their Subsidiaries may sell, transfer, convey or otherwise dispose of assets in an aggregate amount in any Fiscal Year of up to $1,000,000.

Section 6.03        Restricted Payments. The Credit Parties will not, and will not permit any of the Subsidiaries to, directly or indirectly, authorize, make or pay any Restricted Payments, except that:

(a)               (i) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Domestic Subsidiary and (ii) any Non-Wholly Owned Subsidiary may make Restricted Payments to its shareholders, members or partners generally so long as Parent, the Borrower or a Subsidiary which owns the Equity Interests in the Subsidiary making such Restricted Payments receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary making such Restricted Payments);

(b)               So long as no Default or Event of Default (or in the case of clause (iii)(A) below, no Default or Event of Default under Section 7.01(a), Section 7.01(f) or Section 7.01(c) (in respect of Section 5.10(c))) has occurred and is continuing or would result therefrom (including non-compliance with Section 6.15 after giving effect to such Restricted Payment) the Borrower may make Restricted Payments to Parent to enable Parent to (and Parent may make such Restricted Payments to):

(i)                 make payment of Dividends in the amount, and at the times, required pursuant to the Existing Preferred Stock, including the Preferred Stock Accumulated Dividends;

(ii)              declare and pay a Dividend in respect of the Equity Interests of Parent constituting common stock in an aggregate amount (together with all other declarations and payments of such Dividends pursuant to this clause (ii) on or after the Closing Date) not to exceed 100% of consolidated net income (determined in accordance with GAAP) of the Borrower and its Subsidiaries generated on or after July 1, 2020 and prior to the date of the declaration of such Dividend; and

(iii)            to the extent the declaration and payment of Dividends under clause (b)(ii) of this Section 6.03 is not then permitted or, in the case of clause (A) hereof, not sufficient, pay Dividends in respect of the Equity Interests of Parent constituting common stock at the time and in an amount not to exceed the greater of (A) the minimum Dividend necessary to maintain Parent’s status as a REIT under Sections 856 through 860 of the Code and, so long as no Default is continuing or would result therefrom, avoid the payment by Parent of any federal, state or local entity-level income or excise tax, including pursuant to Sections 857, and 4981 of the Code and (B) $0.01 per share of such Equity Interests of Parent constituting common stock;

(iv)             to the extent the declaration and payment of such Dividends under clause (b)(ii) and (iii) of this Section 6.03 is not then permitted, declare and pay ordinary Dividends in respect of the Equity Interests of Parent constituting common stock (up to the full amount as approved and declared by the board of directors of the Parent, but excluding any special dividend) in an aggregate amount (together with all other declarations and payments of such Dividends pursuant to clauses (i), (ii) and (iii) above and this clause (iv), in each case on or after the Closing Date) not to exceed 100% of the difference, if positive, in the Economic Book Value of the Borrower and its Subsidiaries on the date of the declaration of such Dividend and the Economic Book Value of the Borrower and its Subsidiaries on June 30, 2020;

(c)                Parent may (A) repurchase Equity Interests in connection with the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants and (B) repurchase Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes;

(d)               Parent may pay cash in lieu of fractional shares upon conversion or exchange of any Convertible Debt Security;

(e)               Parent may deliver common stock and cash payments upon unwinding, termination cancellation or exercise of the Closing Date Warrants;

(f)                [reserved]; and

(g)               so long as no Event of Default shall have occurred and be continuing or be caused thereby, the Credit Parties and their Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $15,000,000.

Section 6.04        Indebtedness. The Credit Parties will not, and will not permit any of the Subsidiaries to, directly or indirectly, contract for, create, incur, assume or suffer to exist any Indebtedness, except:

(a)               Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)               (i) the Asset Level Term Loan and (ii) any Permitted Refinancing thereof; provided that (A) other than for extensions of the Asset Level Term Loan in accordance with the provisions contemplated by the Asset Base Term Loan Commitment Letter, the Debt to Value Ratio (as determined on a pro forma basis) is no greater than 0.80 to 1.00 immediately after such Permitted Refinancing, and (B) the holders of such Permitted Refinancing Indebtedness have entered into written agreement, in form and substance reasonably satisfactory to the Lenders, with the Lenders to the effect that (x) the Lenders may purchase the obligations in respect of such Permitted Refinancing Indebtedness from the holders thereof during the continuation of certain events of default thereunder, and (y) may participate in any auction of any collateral securing such Permitted Refinancing Indebtedness, and (C) 100% of the Equity Interests in each Asset Level Borrower must be pledged as Pledged Collateral under the Pledge Agreement (unless any such Asset Level Borrower is Wholly Owned by another Asset Level Borrower and 100% of such owning Asset Level Borrower’s Equity Interests are pledged as Pledged Collateral under the Pledge Agreement);

(c)               Permitted Subordinated Debt and any Permitted Refinancing thereof;

(d)               Permitted Funding Indebtedness of the Borrower or any Subsidiary of the Borrower so long as the Debt to Value Ratio (as determined on a pro forma basis) is no greater than 0.80 to 1.00 immediately after any incurrence thereof (it being understood that the Debt to Value Ratio is not required to be re-tested in connection with the “rolling” or “continuation” of any Permitted Repo Indebtedness arising under any master repurchase agreement but the Debt to Value Ratio is required to be re-tested in connection with the incurrence of any new money under any Permitted Funding Indebtedness or the establishment of any new facility for Permitted Funding Indebtedness);

(e)               Indebtedness of Parent, the Borrower and any Subsidiary of the Borrower under (i) Interest Rate Protection Agreements so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities in the Ordinary Course of Business and are not for speculative purposes and (ii) Permitted Credit Default Swaps;

(f)                Indebtedness of the Borrower and any Subsidiary of the Borrower evidenced by Capitalized Lease Obligations described in Section 6.01(f) and purchase money Indebtedness described in Section 6.01(g), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (f) exceed $1,000,000 at any time outstanding;

(g)               Indebtedness constituting Intercompany Loans to the extent permitted by Section 6.05(f);

(h)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business, so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(i)                 Indebtedness of Parent and the Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the Ordinary Course of Business or in connection with the enforcement of rights or claims of the Borrower or any Subsidiary or in connection with judgments that do not result in a Default or an Event of Default;

(j)                 Indebtedness of the Borrower and any Subsidiary of the Borrower which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in connection with transactions otherwise permitted hereunder, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person;

(k)               Indebtedness with respect to any Convertible Debt Security;

(l)                 The 2042 Notes and Permitted Refinancings thereof;

(m)             so long as no Event of Default shall have occurred and be continuing or be caused thereby, the Credit Parties may incur Indebtedness in an aggregate amount not to exceed $15,000,000; and

(n)               Indebtedness incurred pursuant to letters of credit, bank guarantees and similar support instruments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

Section 6.05        Advances, Investments and Loans. The Credit Parties will not, and will not permit any of the Subsidiaries to, directly or indirectly, make or permit to exist any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any Equity Interest, bonds, notes, debentures, evidence of indebtedness or other securities of, or acquire any assets constituting all or substantially all of the assets of or assets constituting all or substantially all of the assets of a business, division or product line of, any Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)               the Borrower and any Subsidiary of the Borrower may acquire and hold accounts or notes receivables owing to any of them, if created or acquired in the Ordinary Course of Business and consistent with past practice;

(b)               the Borrower and any Subsidiary of the Borrower may acquire and hold cash and Cash Equivalents;

(c)               the Borrower and any Subsidiary of the Borrower may acquire and own REO Assets and other investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(d)               the Borrower and any Subsidiary of the Borrower may make loans and advances to their officers and employees in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $100,000 at any time outstanding;

(e)               the Parent, the Borrower and the Subsidiaries may enter into Interest Rate Protection Agreements and Permitted Credit Default Swaps, in each case to the extent permitted by Section 6.04(e) and perform their obligations thereunder;

(f)                (i) the Credit Parties and their Subsidiaries may make intercompany loans and advances between or among one another and (ii) collectively, the “Intercompany Loans”); provided that (A) to the extent that any Intercompany Loan made by a Credit Party is evidenced by a note, such note shall be delivered to the Administrative Agent, (B) each Intercompany Loan made by any Subsidiary that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Subordination Agreement and (C) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly Owned Subsidiary pursuant to this clause (f) shall cease to be permitted by this clause (f) if such Subsidiary Guarantor or Wholly Owned Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly Owned Domestic Subsidiary or a Wholly Owned Subsidiary, as the case may be;

(g)               (i) the Borrower and any Subsidiary of the Borrower may make capital contributions to, or acquire Equity Interests of, any Subsidiary and (ii) any Subsidiary of the Borrower may make capital contributions to, or acquire Equity Interests of, any other Subsidiary of the Borrower, and may capitalize or forgive any Indebtedness owed to it by a Subsidiary of the Borrower;

(h)               the Borrower and the Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 6.05);

(i)                 Contingent Obligations permitted by Section 6.04, to the extent constituting Investments;

(j)                 the Borrower and any Subsidiary of the Borrower may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 6.02(j);

(k)               the Borrower and any Subsidiary of the Borrower may in the Ordinary Course of Business make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the Ordinary Course of Business and consistent with the past practice of the Borrower or such Subsidiary;

(l)                 the Borrower or any Subsidiary of the Borrower may make contributions to the capital of any Securitization Entity, any Repo Debt Entity, any REO Subsidiary or any Repo Subsidiary of any Permitted Funding Assets in connection with any Permitted Funding Indebtedness;

(m)               (i) Investments by the Borrower or any of its Subsidiaries in Permitted Funding Assets in the Ordinary Course of Business, so long as, immediately after giving effect to such Investment (as determined on a pro forma basis), Liquidity is greater than the Liquidity Threshold, and (ii) Investments by the Borrower or any of its Subsidiaries that are otherwise permitted under the Operating Policies of Parent (as in effect on the date hereof and without giving effect to anjy change thereto), so long as, immediately after giving effect to such Investment (as determined on a pro forma basis), (A) Liquidity is greater than the Liquidity Threshold and (B) the Debt to Value Ratio is no greater than 0.80 to 1.00;

(n)               to the extent constituting an Investment, the consummation of the Transactions;

(o)               the settlement, unwinding, termination or cancellation of the Closing Date Warrants, any Interest Rate Protection Agreement or any Permitted Credit Default Swap;

(p)               (i) the conversion, exchange or settlement of any Convertible Debt Security and (ii) the redemption of any Convertible Debt Security to the extent permitted by Section 6.12;

(q)               Investments in existence on the Effective Date which are listed in Schedule 6.05; and

(r)                the Borrower and any Subsidiary of the Borrower may make Investments in loan originators and servicers, consistent with the past practice of the Borrower or such Subsidiary, in an aggregate amount not to exceed $150,000,000, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately after giving effect to such Investment (as determined on a pro forma basis), Liquidity is greater than the Liquidity Threshold and (iii) immediately after giving effect to such Investment (as determined on a pro forma basis), the Debt to Value Ratio is no greater than 0.80 to 1.00 and (iv) such Investments would not result in Parent failing to satisfy the REIT asset tests in Section 856(c)(4) of the Code.

Section 6.06        Transactions with Affiliates. The Credit Parties will not, and will not, directly or indirectly, permit any of the Subsidiaries to, enter into any transaction or series of transactions with any Affiliate, other than on terms and conditions that when taken as a whole are not less favorable to the Credit Parties or such Subsidiary as would reasonably be obtained by the Credit Parties or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that, the foregoing restriction shall not apply to (a) any transaction between Parent, the Borrower and any one (1) or more Subsidiaries of the Borrower or among Subsidiaries of the Borrower, in each case that is otherwise permitted by this Agreement, (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent and its Subsidiaries; (c) employment, severance, compensation, benefit and indemnification arrangements for directors, officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business or approved in good faith by the board of directors of Parent; (d) the payment of fees and expenses in connection with the consummation of the transactions contemplated by the Credit Documents; (e) transactions or any series of related transactions involving aggregate payments or consideration less than $1,000,000; and (f) any transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors of Parent in good faith.

Section 6.07        Modifications of Certain Agreements. The Credit Parties will not, and will not permit any of the Subsidiaries to, amend, modify, change or waive, or permit the amendment, modification or changing of, any terms of the 2042 Notes, any Convertible Debt Security, Permitted Subordinated Debt and, in each case, any Permitted Refinancing thereof permitted under Section 6.04 if such amendment, modification, change or waiver (i) could reasonably be expected to materially increase the obligations of the obligors thereunder, (ii) confers any additional material rights on the holders thereof or any Permitted Refinancing thereof and (iii) decreases the weighted average life to maturity or shortens the maturity date applicable thereto; provided this Section 6.07 shall not prohibit modifications related to conversion rate or exchange rate adjustments pursuant to the terms of the Convertible Debt Security.

Section 6.08        Limitation on Certain Restrictions on Subsidiaries. The Credit Parties will not, and will not permit any of the Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any Subsidiary of the Borrower or (c) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any such Subsidiary is the licensee) or other contract entered into by the Borrower or any such Subsidiary in the Ordinary Course of Business and which restrictions apply solely to the licensed property covered thereby or assets covered by such agreement, (v) restrictions on the transfer of any asset or any Subsidiary of the Borrower pending the close of the sale of such asset or such Subsidiary, (vi) restrictions on the transfer of any Permitted Funding Asset securing any Permitted Funding Indebtedness or the Indebtedness permitted by Section 6.04(d); provided that such restrictions are limited to the applicable individual agreements and/or the property or assets subject to such agreements, (vii) customary provisions applicable to a Securitization Entity, a Repo Debt Entity, a REO Subsidiary or a Repo Subsidiary; provided that such restrictions are limited to the applicable individual agreements and/or the property or assets subject to such agreements and (viii) provisions in documentation with respect to the Indebtedness permitted by Section 6.04(b), in each case, so long as such provisions are no more restrictive than the corresponding provisions hereof.

Section 6.09        Limitation on Issuance of Equity Interests. The Credit Parties will not, and will not permit any of the Subsidiaries to, issue (i) any Preferred Equity other than (A) in the case of Parent, Preferred Equity that constitutes Qualified Equity Interests and (B) in the case of the Borrower or any Subsidiary of the Borrower, the issuance of Preferred Equity to Parent or any Wholly Owned Subsidiary of the Borrower or (ii) any redeemable common stock or other redeemable common Equity Interests of the Borrower or any Subsidiary of the Borrower other than in the case of Borrower and any Wholly Owned Subsidiary of the Borrower, common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as applicable.

Section 6.10        Business; Etc. The Credit Parties will not, and will not permit any of their Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Credit Parties and the Subsidiaries as of the Closing Date and reasonable extensions and developments thereof and businesses reasonably similar, ancillary or complimentary to any of the foregoing (it being understood and agreed that this Section6.10 shall not prohibit the entry into any non-qualified mortgage loan securitization or Permitted Funding Indebtedness with respect to any REO Assets).

Section 6.11        Limitation on Creation of Subsidiaries. The Credit Parties will not, and will not permit any of their Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary, provided that the Borrower and its Wholly Owned Subsidiaries, but not Parent, shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly Owned Subsidiaries.

Section 6.12        Prepayments of Other Indebtedness. The Credit Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, voluntarily or optionally prepay, repurchase, redeem or otherwise optionally or voluntarily satisfy or defease, or make any payment in violation of any subordination terms of, whether in cash, property, securities or a combination thereof, or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the 2042 Notes, any Convertible Debt Security, Permitted Subordinated Debt or and any other Indebtedness secured by a Lien that is junior to or subordinated in right of payment to the Obligations, except (a) pursuant to a Permitted Refinancing, (b) the conversion or exchange of any such Indebtedness to or for Qualified Equity Interests of Parent and (c) the settlement of any Convertible Debt Security at maturity and cash payments in lieu of fractional shares upon conversion or exchange of any Convertible Debt Security.

Section 6.13        Anti-Layering. The Credit Parties will not, and will not permit any of the Subsidiaries to, directly or indirectly, incur or suffer to exist any Indebtedness (other than the Loans) that is (a) pari passu with, or senior to, the Loans in right of payment (other than Permitted Funding Indebtedness (excluding any Contingent Obligations in respect thereof)), (b) in the form of a guaranty of any Permitted Funding Indebtedness (other than unsecured guarantees from Parent as set forth in the definition of “Permitted Funding Indebtedness” in respect of any Permitted Funding Indebtedness in existence on the date hereof) or (c) other than with respect to Permitted Funding Indebtedness, that is secured by Liens on the assets of the Borrower or any Subsidiary of the Borrower, other than Liens securing Permitted Funding Indebtedness and the Asset Level Term Loan (and any Permitted Refinancing thereof in accordance with Section 6.04(b)) and Liens otherwise permitted under this Agreement (if any) that are expressly subordinated to the Loans and the other Obligations on terms acceptable to the Administrative Agent.

Section 6.14        Permitted Activities of Parent and the Borrower.

The Parent and the Borrower each covenant that it will not, directly or indirectly, engage in any business or conduct any activity (including the making of any Investment or Restricted Payment), transfer any of its assets (directly or indirectly) or enter into, deliver or perform any agreement (including any agreement for incurrence or assumption of Indebtedness, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, other than (a) the entering into, delivery and performance of the Credit Documents to which it is a party, office leases, Convertible Debt Securities (with respect to the Parent only), Interest Rate Protection Agreements, Permitted Credit Default Swaps and any other agreement reasonably incidental to the activities not otherwise prohibited by this Section 6.14 or any other provision of this Agreement (collectively, the “Holdings Documents”), (b) the making of Investments by the Parent in the Borrower and by the Borrower in its Subsidiaries to the extent not otherwise prohibited by this Section 6.14 or any other provision of this Agreement, (c) the performance of its obligations, and the exercise of its remedies, under the Holdings Documents in accordance with the terms thereof, (d) engaging in any other activities incidental, ancillary or related to the Borrower (in the case of Parent) or its Subsidiaries (in the case of the Borrower) and other activities referred to in the other clauses of this Section 6.14 and (e) the performance of ministerial activities and the payment of any taxes and administrative fees and expenses related thereto or arising therefrom.

Section 6.15        Minimum Liquidity. The Borrower shall not permit the aggregate Liquidity of Parent, the Borrower and the Subsidiaries to be less than $100,000,000 at any time.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01        Events of Default. Upon the occurrence of any of the following specified events following the Closing Date (each, an “Event of Default”):

(a)               Payments. (i) Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (i)) due under any Credit Document, when and as the same shall become due and payable, and in the case of this clause (ii) such default shall continue unremedied for a period of five (5) Business Days; or

(b)               Representations, etc. Any representation, warranty or certification or other statement made or deemed made by any Credit Party herein or in any other Credit Document or in any report, certificate, financial statement or other instrument or document delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall be untrue in any material respect on the date as of which made or deemed made or delivered; or

(c)               Covenants. The Borrower or any Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 2.12, Section 5.01(e), Section 5.04 (with respect to the existence of the Credit Parties), Section 5.08, Section 5.10(c) (taking into account the cure provisions under Sections 856 through 860 of the Code), Section 5.11 or Article 6, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Section 7.01(a) and Section 7.01(b)) and such default shall continue unremedied for a period of 30 days after the delivery of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders; or

(d)               [Reserved]; or

(e)               Default Under Other Agreements. (i) Any Credit Party or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Credit Documents or Indebtedness consisting of any Interest Rate Protection Agreement or Permitted Credit Default Swap) having an aggregate principal amount of more than $50,000,000, in each case beyond the applicable grace period with respect thereto, if any; (ii) any Credit Party or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any Indebtedness having an aggregate principal amount of more than $50,000,000 (or in the case of any Indebtedness consisting of Interest Rate Protection Agreements or Permitted Credit Default Swaps, having a Swap Termination Value of more than $50,000,000 in the aggregate) or contained in any instrument or agreement evidencing, securing or relating thereto (other than Indebtedness under the Credit Documents), or any other event occurs (other than, with respect to Indebtedness consisting Interest Rate Protection Agreements or Permitted Credit Default Swaps, termination events or equivalent events pursuant to the terms of such Interest Rate Protection Agreement or Permitted Credit Default Swap not as a result of any default thereunder by any Credit Party or any Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (iii) any Credit Party or any Subsidiary shall fail to make when due one or more required payments under any Interest Rate Protection Agreement or Permitted Credit Default Swap due as a result of the occurrence of an “Early Termination Date” (as defined in such Interest Rate Protection Agreement or Permitted Credit Default Swap or the master agreement governing such Interest Rate Protection Agreement or Permitted Credit Default Swap and including any substantially similar term) arising from an “Event of Default” or a “Termination Event” (in each case, as defined in any Interest Rate Protection Agreement or Permitted Credit Default Swap or the master agreement governing such Interest Rate Protection Agreement or Permitted Credit Default Swap and including any substantially similar term) with respect to which such Credit Party or Subsidiary is a “Defaulting Party” (as defined in such Interest Rate Protection Agreement or Permitted Credit Default Swap or the master agreement governing such Interest Rate Protection Agreement or Permitted Credit Default Swap and including any substantially similar term) where the “Non-defaulting Party” or “Non-affected Party” (in each case, as defined in such Interest Rate Protection Agreement or Permitted Credit Default Swap or the master agreement governing such Interest Rate Protection Agreement or Permitted Credit Default Swap or any substantially similar term), as applicable, has designated such “Early Termination Date” (or any other substantially similar term) for all outstanding transactions under the relevant master agreement governing such Interest Rate Protection Agreement or Permitted Credit Default Swap, where such payments due are in an aggregate amount for all such Interest Rate Protection Agreements and Permitted Credit Default Swaps exceeding $50,000,000; provided that this clause (e)(ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such documents; provided that any events of default in respect of Indebtedness that are subject to the Third Forbearance Agreement shall not be deemed to result in an Event of Default under this clause (e) on any date prior to the earlier of (x) the end of the “Forbearance Period” under the Third Forbearance Agreement and (y) the funding of the Loans hereunder (which events of default, after the end of such period ending on the earlier of the times contemplated by the foregoing clauses (x) and (y) shall be deemed to result in Events of Default under this clause (e) or (B) to any event as a result of which any Convertible Debt Security becomes convertible or exchangeable pursuant to the terms thereof; or

(f)                Bankruptcy, etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of Parent, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of Parent, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (z) the winding-up or liquidation of Parent, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed, bonded or discharged for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) Parent, the Borrower or any Subsidiary shall (t) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (u) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (i) above, (v) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of the property or assets of Parent, the Borrower or any Subsidiary, (w) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (x) make a general assignment for the benefit of creditors, (y) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (z) take any action for the purpose of effecting any of the foregoing; or

(g)               ERISA. An ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(h)               Security Documents. Any of the Security Documents shall cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or the satisfaction in full of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including a perfected (to the extent required under the Pledge Agreement) security interest in, and Lien on, all of the Collateral (other than, in the aggregate, immaterial portions of the Collateral)), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 6.01), and subject to no other Liens (except as permitted by Section 6.01), or any of Parent, the Borrower and each Subsidiary shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or Parent, the Borrower or any Subsidiary shall assert that any security interest purported to be created by any Security Document is not a valid, perfected(to the extent required under the Pledge Agreement), first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the Collateral covered thereby; or

(i)                 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(j)                 Judgments. One (1) or more final, non-appealable judgments or decrees in an aggregate amount in excess of $50,000,000 shall be entered against Parent, the Borrower or any Subsidiary involving in the aggregate for Parent, the Borrower and each Subsidiary a liability (not paid or to the extent not covered by insurance which has not denied coverage) and such judgments and decrees either shall be final and non-appealable or shall not be satisfied, vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days and the aggregate amount of all such judgments equals or exceeds $50,000,000; or

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the written request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 7.01(e) shall occur with respect to the Borrower or any Subsidiary (other than any Subsidiary that is a Securitization Entity), the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest and Fees in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party, anything contained herein or in any other Credit Document to the contrary notwithstanding; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce the Guaranty.

Section 7.02        Application of Payment. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall be applied by the Administrative Agent (or the Collateral Agent, as applicable) as follows:

(a)                first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Article 8 and amounts payable under the Agent Fee Letter) payable to the Administrative Agent and the Collateral Agent in their capacity as such;

(b)                second, to the payment of that portion of Obligations constituting accrued and unpaid interest on Protective Advances ratably among the applicable Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)                third, to the payment of that portion of Obligations constituting the unpaid principal balance of Protective Advances ratably among the applicable Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)                fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under any Credit Document) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (d) payable to them;

(e)                fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (other than Protective Advances), ratably among the Lenders in proportion to the respective amounts described in this clause (e) payable to them;

(f)                 sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than Protective Advances) ratably among the Lenders in proportion to the respective amounts described in this clause (f) payable to them;

(g)                seventh, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Collateral Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(h)                finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE 8
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Each Lender hereby irrevocably appoints each of Administrative Agent and the Collateral Agent (for purposes of this Article 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute the Credit Documents to which it is a party and any and all documents (including releases) with respect to the Collateral and the rights of the Secured Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. Each of the Lenders acknowledges and agrees that an Agent may also act as the collateral agent or as collateral trustee for the lenders under certain other Indebtedness permitted hereunder and each Lender hereby waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against such Agent or any of its Related Parties any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees, affiliates or designees.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder (including the acceptance of fees and other consideration for services in connection herewith and otherwise without having to account for the same to Lenders).

Neither Agent shall have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Credit Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the written consent or at the written request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement or any other Credit Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood that in all cases that any such permissive rights shall not be construed as a duty and such Agents shall be fully justified in failing or refusing to take any such action under this Agreement or the applicable Credit Document if it shall not have received such written instruction, advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), as it deems appropriate. This provision is intended solely for the benefit of the Administrative Agent, the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Except for action expressly required of an Agent hereunder and under the other Credit Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.05 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one (1) or more sub-agents appointed by it and shall not be responsible for any acts, omissions, negligence or misconduct of any sub-agent appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent.

The Agents shall not have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts. Nothing in this Agreement shall require an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder. In no event shall an Agent be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. No Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Borrower or any other Credit Party, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. Each Agent may assume performance by all such Persons of their respective obligations. No Agent shall have any enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

Neither the Administrative Agent nor the Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

No Agent shall be responsible for and makes any representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Obligations. For the avoidance of doubt, nothing herein shall require any Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein or in any other Security Document (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Credit Document) and such responsibility shall be solely that of the Borrower and the other Credit Parties.

If at any time an Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower at least thirty (30) days in advance. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights (other than any right to receive any fees, expenses, indemnities or other payments due and owing to the retiring Agent and which accrued to such Agent’s resignation), powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article 8 and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Any Person (i) into which an Agent may be merged or consolidated, (ii) which may result from any merger, conversion or consolidation to which an Agent shall be a party or (iii) which may succeed to all or substantially all of the corporate trust business of an Agent, shall be the successor of such Agent hereunder and the other Credit Documents, without the execution or filing of any instrument or any further act on the part of any of the parties.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action pursuant to the terms of this Agreement or the Security Documents with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon the occurrence of the Termination Date, (ii) constituting property (including Equity Interests) being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 6.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 9.08), (iv) that is an Excluded Pledge pursuant to clause (d) of the definition thereof or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Article 8.

The provisions of this Article 8 are solely for the benefit of Agents and Lenders and except with respect to the appointment of successor agents and the forgoing paragraph no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.

ARTICLE 9
MISCELLANEOUS

Section 9.01        Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(a)           if to the Borrower, to:

MFResidential Assets Holding Corp.
Attention of: General Counsel
350 Park Avenue, 20th Floor

New York, NY 10022
Phone: 212-207-6454
Fax Number 212-207-6420
Email: Legal@mfafinancial.com

(b)           if to the Administrative Agent, to each of:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention of: Annmarie Warren
Phone: 612-217-5669
Fax Number 612-217-5651
Email: awarren@wilmingtontrust.com

and (which shall not constitute notice)

Alston & Bird LLP
101 S. Tryon Street, Suite 4000
Charlotte, NC 28280-4000
Attention:  Jason Solomon

Phone: 704-444-1295
Fax: 704-444-1111
Email: jason.solomon@alston.com

and (which shall not constitute notice)

Athene USA Corporation

c/o Apollo Insurance Solutions Group LP

2121 Rosecrans Avenue

Suite 5300

El Segundo, California 90245

Attn:    Yoni Fife; Jessica McMillin; Angelo Lombardo; Anthony Bruno; Matt O’Mara; Nancy De Liban

Phone: 310-698-4414
Email: ProjectOmahaNotices@Apollo.com; YFife@athene.com; JMcMillin@athene.com; alombardo@apollo.com; abruno@apollo.com; ndeliban@apollo.com; Momara@apollo.com

(c)           if to the Collateral Agent, to:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention of: Annmarie Warren
Phone: 612-217-5669
Fax Number 612-217-5651
Email: awarren@wilmingtontrust.com

and (which shall not constitute notice)

Alston & Bird LLP
101 S. Tryon Street, Suite 4000
Charlotte, NC 28280-4000
Attention:  Jason Solomon

Phone: 704-444-1295
Fax: 704-444-1111
Email: jason.solomon@alston.com

and (which shall not constitute notice)

Athene USA Corporation

c/o Apollo Insurance Solutions Group LP

2121 Rosecrans Avenue

Suite 5300

El Segundo, California 90245

Attn:    Yoni Fife; Jessica McMillin; Angelo Lombardo; Anthony Bruno; Matt O’Mara; Nancy De Liban

Phone: 310-698-4414
Email: ProjectOmahaNotices@Apollo.com; YFife@athene.com; JMcMillin@athene.com; alombardo@apollo.com; abruno@apollo.com; ndeliban@apollo.com; Momara@apollo.com

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile transmission (except that, if not given during the normal business hours of the recipient on a Business Day, shall be deemed to have been given at the opening of business on the next Business Day) or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent, the Collateral Agent, and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. Notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person and shall be deemed delivered upon (i) sending (or if not sent during the normal business hours of the recipient on a Business Day, at the opening of business on the next Business Day) unless a delivery failure notification (which shall not include an “out of office” or similar message) is received within one (1) hour of sending and (ii) acknowledgement of receipt by the recipient.

Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the making of the Loans hereunder or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of this Agreement.

Each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.02        Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Section 2.13, Section 2.17 and Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender.

Section 9.03        Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agents, the Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04        Successors and Assigns.

(a)               Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)               Each Lender may assign to one (1) or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and with notice to the Administrative Agent; provided that (i) (A) notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to any Person that is a Disqualified Lender (and any failure of the Borrower to respond to any request for consent of assignment shall not cause such Person to cease to constitute a Disqualified Lender), (B) the consent of the Borrower (1) shall not be required to any such assignment made (x) to another Lender, an Affiliate of a Lender or a Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default under Section 7.01(a) or Section 7.01(h) and (2) shall be deemed to have been given if the Borrower has not responded with ten (10) Business Days of a written request for such consent, (C) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two (2) or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) manually execute and deliver to the Administrative Agent an Assignment and Acceptance or (B) if previously agreed with the Administrative Agent, execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one (1) or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws), all applicable forms described in Section 2.17(f), and any other related documentation reasonably requested by the Administrative Agent. Upon acceptance and recording pursuant to clause (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.17 and Section 9.05, as well as to any Fees accrued for its account and not yet paid); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (b), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Any assignment that is made prior to the Closing Date shall not be effective until the occurrence of the Closing Date; provided that it is understood and agreed that AUSA may assign all or a portion of its Commitments to any of its Affiliates and/or Related Funds on the Closing Date, and such Affiliates and/or Related Funds may fund the portion of the Loan to be funded hereunder by AUSA on the Closing Date (but AUSA shall not be relieved of its obligation to fund the Loan on the Closing Date until the funding by such Affiliates and/or Related Funds has occurred).

(c)               By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. In the event that any Disqualified Lender or any Affiliate of a Disqualified Lender delivers an Assignment and Acceptance and the Borrower has not given its prior consent to such Assignment and Acceptance,  (i) the Borrower may require such Person to assign its rights and obligations to one or more Eligible Assignees at a purchase price equal to the lesser of par and the amount such Person paid to acquire such Loan, (ii) if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such assignment within five (5) Business Days of the date on which such Eligible Assignee executes and such Eligible Assignee (or the Administrative Agent on its behalf) delivers such Assignment and Acceptance to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Acceptance without any action on its part, (iii) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (iv) for purposes of voting, any Loans held by such Person shall be deemed not to be outstanding, and any such Person shall have no voting or consent rights with respect to “Required Lender” votes or consents, (v) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the Loans so approves such matter (after giving effect to clause (iv)) and (vi) no such Person shall be entitled to any expense reimbursement or indemnification rights.

(d)               The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one (1) of its offices in the United States of America a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(d) is intended to be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(e)               Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (if applicable to such assignee), the processing and recordation fee referred to in clause (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable forms described in Section 2.17(f), the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e).

(f)                Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one (1) or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Section 2.13 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if they were Lenders, provided that such participating banks or other Persons shall not be entitled to receive any greater payment under Section 2.13 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participating banks or other Persons acquired the applicable participation, and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, (which shall not in any event include a waiver of default interest or a waiver or modification of any prepayment provisions) increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such participating bank or other Person agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall not have any responsibility for maintaining a Participant Register.

(g)               Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)               Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender (including any such assignment or pledge in support of obligations owed to a Federal Reserve Bank or any other central banking authority); provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)                 The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k)               Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor any Lender shall have any responsibility or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or Affiliate of a Lenders or assignment or participations to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or Affiliate of a Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information to any Disqualified Lender or Affiliate of a Lender.

Section 9.05        Expenses; Indemnity.

(a)               The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Related Party of any of the foregoing Persons in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one (1) single firm of primary counsel, one (1) single firm of special counsel and one (1) firm of additional local counsel for each applicable jurisdiction to the Administrative Agent and the Collateral Agent taken as a whole, and one (1) additional single firm of primary counsel and one (1) firm of additional local counsel for each applicable jurisdiction to the Lenders, taken as a whole) and (ii) all documented (in summary form) out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent each Lender and each Related Party of any of the foregoing Persons in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents or in connection with the Loans made hereunder or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one (1) single firm of primary counsel, one (1) firm of special counsel and one (1) firm of additional local counsel for each applicable jurisdiction to the Administrative Agent and the Collateral Agent taken as a whole, and one (1) additional single firm of primary counsel and one (1) firm of additional local counsel for each applicable jurisdiction to the Lenders, taken as a whole).

(b)               The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities, obligations, fines and related expenses, including reasonable counsel fees, charges and disbursements (but limited, with respect to legal expenses, to the reasonable and documented fees, disbursements and other charges of one (1) single firm of primary counsel to the Administrative Agent and the Collateral Agent (and their Related Parties) taken as a whole, one (1) single firm of primary counsel to all other Indemnitees taken as a whole, one (1) firm of special counsel and one (1) additional firm of local counsel for each applicable jurisdiction for all similarly situated Indemnitees (it being agreed that, in the case of any actual or perceived conflict of interest between or among any Indemnitees, such Indemnitees shall be deemed not to be similarly situated and each such group of Indemnitees shall be entitled to additional counsel as set forth herein)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of or by reason of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing (including in connection with the enforcement of this Section 9.05), whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or Credit Party or any of their respective Affiliates) or (iv) the actual or alleged presence of, or exposure to, Hazardous Materials in the indoor or outdoor air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, Release or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by, or liability of or relating to, the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries with, relating to, or under any Environmental Law (including applicable permits thereunder), or any Environmental Claim threatened or asserted against or relating to the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)               To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent and their Related Parties under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or their Related Parties, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at the time.

(d)               To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)               All amounts due under this Section 9.05 shall be payable on written demand therefor.

Section 9.06        Right of Setoff.

(a)               If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (including by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)               NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) IS FOR THE SOLE BENEFIT OF THE LENDERS AND SHALL NOT AFFORD ANY RIGHT TO, OR CONSTITUTE A DEFENSE AVAILABLE TO, ANY CREDIT PARTY.

Section 9.07        Applicable Law. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER CREDIT DOCUMENTS (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08        Waivers; Amendment.

(a)               No failure or delay of the Administrative Agent, the Collateral Agent, any Lender in exercising any power or right hereunder or under any other Credit Document and no course of dealing between any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)               Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders); provided that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or any date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender; provided that only the consent of the Required Lenders shall be necessary to amend the interest rate described in Section 2.07 or to waive any obligation of the Borrower to pay interest at the interest rate provided for in Section 2.07, (iii) amend or modify the pro rata requirements of Section 2.14, the provisions of Section 9.04 or the provisions of this Section or release any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv)[reserved], (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)               Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof, (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (iii) to permit any such additional credit facilities which are term facilities to share ratably with the Loans in the application of prepayments.

(d)               In addition, notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after notice thereof.

Section 9.09        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10        Entire Agreement. This Agreement and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

Section 9.11        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12        Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13        Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other form of electronic transmission (e.g. “pdf” or “tif.” via electronic mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15        Jurisdiction; Consent to Service of Process.

(a)               Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York state or federal court may be brought in any other court of competent jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)               The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16        Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, and to numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 to (i) any actual or prospective assignee of or participant (other than a Disqualified Lender) in any of its rights or obligations under this Agreement and the other Credit Documents (it being agreed that any such actual or prospective assignee or participant shall be deemed to have entered into such an agreement if such assignee or participant “clicks through” or takes other affirmative action to electronically acknowledge its agreement to any electronic notification containing provisions substantially the same as those in this Section 9.16 in accordance with the standard syndication processes of the Person disclosing such Information or customary market standards for dissemination of such type of information) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16 or (h) to the Administrative Agent or any other Lender; provided that no disclosure shall be made to any Disqualified Lender. For the purposes of this Section, “Information” shall mean all information received from or on behalf of the Credit Parties or related to the Credit Parties, their Subsidiaries and their respective businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 9.17        Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

Section 9.18        USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20        WAIVER. THE BORROWER HEREBY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE SPECIAL REDEMPTION PREMIUM IN SECTION 2.05(B) AND/OR THE MAKE WHOLE PREMIUM IN SECTION 2.10(A) OR SECTION 2.11(D).  THE BORROWER HEREBY EXPRESSLY AGREES THAT (I) THE SPECIAL REDEMPTION PREMIUM AND THE MAKE WHOLE PREMIUM ARE REASONABLE AND ARE THE PRODUCT OF AN ARM’S LENGTH TRANSACTION BETWEEN SOPHISTICATED BUSINESS PEOPLE, ABLY REPRESENTED BY COUNSEL, (II) THE SPECIAL REDEMPTION PREMIUM AND THE MAKE WHOLE PREMIUM SHALL BE PAYABLE NOTWITHSTANDING THE THEN PREVAILING MARKET RATES AT THE TIME PAYMENT IS MADE, (III) THERE HAS BEEN A COURSE OF CONDUCT BETWEEN THE LENDERS AND THE BORROWER GIVING SPECIFIC CONSIDERATION IN THIS TRANSACTION FOR SUCH AGREEMENT TO PAY THE SPECIAL REDEMPTION PREMIUM AND THE MAKE WHOLE PREMIUM, (IV) THE BORROWER SHALL BE ESTOPPED HEREAFTER FROM CLAIMING DIFFERENTLY THAN AS AGREED TO IN THIS SECTION 9.20, (V) ITS AGREEMENT TO PAY THE SPECIAL REDEMPTION PREMIUM AND THE MAKE WHOLE PREMIUM IS A MATERIAL INDUCEMENT TO THE LENDERS TO MAKE THE LOANS, AND (VI) THE SPECIAL REDEMPTION PREMIUM AND THE MAKE WHOLE PREMIUM REPRESENT A GOOD FAITH, REASONABLE ESTIMATE AND CALCULATION OF THE LOST PROFITS OR DAMAGES OF THE LENDERS AND THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL AMOUNT OF DAMAGES TO ANY LENDER OR PROFITS LOST BY SUCH LENDER AS A RESULT OF ANY EVENT GIVING RISE TO THE SPECIAL REDEMPTION PREMIUM OR THE MAKE WHOLE PREMIUM.

Section 9.21        Specific Performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement.  The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

[Remainder of Page Intentionally Left Blank; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

MFRESIDENTIAL ASSET HOLDING CORP.,
as the Borrower

By:	/s/ Harold E. Schwartz
Name:	Harold E. Schwartz
Title:	Vice President and Secretary

MFA FINANCIAL, INC.,
as Parent

By:	/s/ Harold E. Schwartz
Name:	Harold E. Schwartz
Title:	Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Administrative Agent and the Collateral Agent

By:	/s/ Annmarie Warren
Name:	Annmarie Warren
Title:	Banking Officer

OMAHA DEBT AGGREGATOR, L.P.,
as a Lender

By: AP Omaha Advisors, LLC, its general partner

By: Apollo Hybrid Value Advisors, L.P., its sole member

By: Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

Athene USA Corporation,
as a Lender

By: Apollo Insurance Solutions Group LP,
its investment adviser

By: Apollo Capital Management, L.P.,
its sub-adviser

By: Apollo Capital Management GP, LLC,
its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

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